UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Pactiv Evergreen Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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pactiv evergreen™

2022 PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Pactiv Evergreen Inc.

1900 West Field Court, Lake Forest, Illinois 60045

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 13, 2022

To Our Shareholders:

You are cordially invited to attend the 2022 Annual Meeting of Shareholders, which we refer to as the Annual Meeting, of Pactiv Evergreen Inc., to be held in virtual meeting format only at 2:00 p.m. Central Daylight Time, Monday, June 13, 2022, for the following purposes:

1.	to elect the six nominees named in the accompanying Proxy Statement to our Board of Directors, each to serve until the next Annual Meeting and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal;

2.	to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022;

3.	to approve a non-binding advisory resolution approving the compensation of our named executive officers in 2021; and

4.	to transact any other business that may properly be brought before the Annual Meeting or any adjournments or postponements thereof.

To join the meeting webcast, go to www.virtualshareholdermeeting.com/PTVE2022. The meeting webcast will begin promptly at 2:00 p.m. Central Daylight Time. We encourage you to access the meeting before the start time. Online check-in will begin at 1:45 p.m. Central Daylight Time, and you should allow ample time for the check-in procedures. If you experience technical difficulties during the check-in process or during the meeting, please consult the information regarding technical assistance available at www.virtualshareholdermeeting.com/PTVE2022.

The Annual Meeting will be a completely virtual meeting of shareholders. You will not be able to attend the Annual meeting in person. As described in more detail in the accompanying Proxy Statement, our Board of Directors believes that holding a virtual meeting facilitates attendance, increases participation and communication and offers significant time and cost savings to us and our shareholders and therefore has chosen this over an in-person meeting.

As of the date of this notice, we have not received notice of any matters, other than those set forth above, that may properly be presented at the Annual Meeting. If any other matters are properly presented for consideration at the meeting, the persons named as proxies on the Proxy Card are authorized to vote the shares represented by proxy, or to otherwise act, on those matters in accordance with their judgment.

Our Board of Directors has fixed the close of business on April 14, 2022 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting. As permitted by rules adopted by the U.S. Securities and Exchange Commission, we are furnishing our Proxy Statement, Annual Report on Form 10-K for the year ended December 31, 2021 and Proxy Card over the Internet to our shareholders. This means that our shareholders will receive only a notice containing instructions on how to access the proxy materials over the Internet. If you would like to receive a paper copy of the proxy materials, the notice contains instructions on how you can request copies of these documents. On or about April 27, 2022, we will commence mailing a notice to shareholders containing instructions on how to access the Proxy Statement, including the accompanying notice and form of proxy and the 2021 Annual Report and information on how to vote.

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Your vote is important. Please read the Proxy Statement and then, regardless of whether you are able to attend the Annual Meeting, vote your shares as promptly as possible. Please note that in the absence of specific instructions as to how to vote, brokers may not vote your shares on the election of directors or the non-binding proposal to approve the compensation of the named executive officers for 2021. You may revoke your proxy and change your vote by entering new instructions on either the telephone or Internet voting system before 11:59 p.m. Eastern Daylight Time on June 12, 2021, by submitting a proxy with a later date before the polls close at the Annual Meeting, by delivering a written revocation to our Corporate Secretary that is received before the polls close at the Annual Meeting or by voting your shares at the virtual Annual Meeting. Please note that voting in advance in any of the ways described will not prevent you from attending the Annual Meeting virtually should you choose to do so. Even if you cannot attend the Annual Meeting, please vote your shares as promptly as possible.

By order of the Board of Directors,

Chandra J. Mitchell

Corporate Secretary

April 27, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 13, 2022

Our Proxy Statement, including the accompanying notice and form of proxy and our 2021 Annual Re-port, are available online at www.proxyvote.com. The Notice of Annual Meeting of Shareholders to be held on June 13, 2022, the accompanying Proxy Statement and the Company’s 2021 Annual Report on Form 10-K are available, free of charge, at www.proxyvote.com.

The Notice contains instructions on how to access our proxy materials and vote over the Internet at www.proxyvote.com and how shareholders can receive a paper copy of our proxy materials, including the accompanying Proxy Statement, a Proxy Card or voting instruction card and our 2021 Annual Report on Form 10-K. Shareholders can also request to receive future proxy materials in printed form by contacting our Corporate Secretary by mail at Pactiv Evergreen Inc., 1900 West Field Court, Lake Forest, Illinois 60045, Attention: Corporate Secretary, or electronically by email at corpsec@pactivevergreen.com.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE 2022 ANNUAL MEETING OF SHAREHOLDERS

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is to vote on the following proposals:

1.	to elect the six nominees named in the accompanying Proxy Statement to the Board of Directors, each to serve until the next Annual Meeting and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal;

2.	to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022;

3.	to approve a non-binding advisory resolution approving the compensation of our named executive officers in 2021; and

4.	to transact any other business that may properly be brought before the Annual Meeting or any adjournments or postponements thereof.

Why am I receiving these materials?

The Board of Directors of Pactiv Evergreen Inc. is furnishing you this Proxy Statement and the accompanying Proxy Card to solicit your proxy to vote your shares at our Annual Meeting or at any adjournments or postponements thereof. The Annual Meeting will be held by an interactive webcast and will be called to order at 2:00 p.m. Central Daylight Time on Monday, June 13, 2022. To join the meeting webcast, please go to www.virtualshareholdermeeting.com/PTVE2022. Online check-in will begin at 1:45 p.m. Central Daylight Time.

You will need the 16-digit control number on your Proxy Card to join the meeting. On or about April 27, 2022, we will commence mailing a notice to shareholders containing instructions on how to access the Proxy Statement, including the accompanying notice and form of proxy and the 2021 Annual Report, and information on how to vote. These materials are available on the Internet at www.proxyvote.com, but we will promptly deliver printed versions of these materials to you by mail upon your request.

Who can vote at the Annual Meeting?

The outstanding voting securities of Pactiv Evergreen Inc. are shares of common stock, par value $0.001 per share. There were 177,668,402 shares outstanding as of April 14, 2022. Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record as of April 14, 2022, the Record Date, you may vote online during the virtual Annual Meeting. Alternatively, you may vote by proxy over the Internet by using the accompanying Proxy Card. Whether or not you plan to attend online the virtual Annual Meeting, we encourage you to vote by proxy to ensure that your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote. If you do, your previously submitted proxy will be disregarded.

●	To vote at the virtual Annual Meeting, you will need the 16-digit control number included on your Proxy Card or voting instruction form. The meeting webcast will begin promptly at 2:00 p.m. Central Daylight Time. We encourage you to access the meeting before the start time. Online check-in will begin at 1:45 p.m. Central Daylight Time, and you should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the phone number shown on the Virtual Meeting website on the meeting date.

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●	To vote by proxy by mail before the Annual Meeting, simply complete, sign and date the accompanying Proxy Card and return it promptly. If you request the printed version of the materials, we will provide an envelope for you to use in returning the completed Proxy Card by mail. If you return your signed Proxy Card to us before the Annual Meeting, we will vote your shares in accordance with the Proxy Card.

●	To vote by proxy over the Internet before the Annual Meeting, please follow the instructions as directed on the enclosed Proxy Card or on the Notice of Internet Availability.

●	To vote by proxy by telephone before the Annual Meeting, please call the toll-free number found on the enclosed Proxy Card or on the Notice of Internet Availability.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and that organization has forwarded these proxy materials to you. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you may direct your broker or other agent on how to vote the shares in your account.

If you are a beneficial owner as described above, you should have received a Proxy Card and voting instructions with these proxy materials from the brokerage firm, bank, dealer or other similar organization that holds your shares, rather than from us. Simply complete and mail the Proxy Card to ensure that your vote is counted. To vote online at the virtual Annual Meeting, you must obtain a valid proxy from your broker, bank, dealer or other agent and follow the accompanying instructions included with these proxy materials.

We provide Internet proxy voting to allow you to vote your shares online before the Annual Meeting, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How do I vote?

●	For Proposal No. 1, you may either vote “For” all of the nominees to the Board or you may “Withhold” your vote from any nominee you specify. Although there are seven seats on the Board, the Board only nominated six persons for election to the Board, and no other nominations were received; proxies cannot be voted for a greater number of persons than the number of nominees named.

●	For Proposal No. 2, you may either vote “For” or “Against” or abstain from voting.

●	For Proposal No. 3, you may either vote “For” or “Against” or abstain from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.

How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting who will separately count:

●	For Proposal No. 1, votes “For,” “Withheld” and broker non-votes.

●	For Proposal No. 2, votes “For” and “Against” and abstentions. Abstentions will not be counted as votes cast.

●	For Proposal No. 3, votes “For” and “Against,” abstentions and broker non-votes. Abstentions and broker non-votes will not be counted as votes cast.

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What are “broker non-votes”?

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares on “routine” items, but not on “non-routine” items. See below for more information on: “—Which ballot measures are considered “routine” or “non-routine”?”

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in “street name,” the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not give voting instructions, the broker or nominee can still vote the shares on matters that are considered to be “routine,” but not on “non-routine” matters. If a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes on that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine”?

Proposal No. 1 and 3 are considered “non-routine” under applicable rules. A broker or other nominee cannot vote without instructions on “non-routine” matters, and therefore there may be broker non-votes on Proposals No. 1 and 3.

Proposal No. 2, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022, is considered “routine” under applicable rules. A broker or other nominee may generally vote on “routine” matters without instruction, and therefore no broker non-votes are expected for Proposal No. 2.

How many votes are needed to approve the proposal?

Directors are elected by a plurality of the votes cast. This means that, for Proposal No. 1, the individuals nominated for election to the Board who receive the most “FOR” votes (among votes properly cast at the Annual Meeting or by proxy) will be elected. Abstentions and broker non-votes will not affect the outcome of this proposal.

The affirmative vote of the majority of shares present virtually or represented by proxy and entitled to vote on the proposal is required for approval of Proposal Nos. 2 and 3. Abstentions are treated as shares present and entitled to vote for purposes of these proposals and, therefore, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of these proposals.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a Proxy Card but do not make specific choices?

If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the nominees for director, “For” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm and “For” the approval of a non-binding advisory resolution approving the compensation of our named executive officers in 2021. If any other matter is properly presented at the Annual Meeting, the persons named in your proxy have discretion to vote your shares in their discretion.

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What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. To vote all the shares you own, you must either sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards.

Can I change my vote or revoke my proxy after submitting my proxy?

Yes. You can change your vote or revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

●	You may submit another properly completed proxy with a later date.

●	You may send a written notice that you are revoking your proxy to our Corporate Secretary, at Pactiv Evergreen Inc., 1900 West Field Court, Lake Forest, Illinois 60045, Attention: Corporate Secretary.

●	You may attend the virtual Annual Meeting and vote online. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by that organization.

What is the deadline to propose actions for consideration at next year’s annual meeting or to nominate individuals to serve as directors?

If you wish to submit a shareholder proposal pursuant to Rule 14a-8 of the Exchange Act, to be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 28, 2022 to Pactiv Evergreen Inc., 1900 West Field Court, Lake Forest, Illinois 60045, Attention: Corporate Secretary or by email at corpsec@pactivevergreen.com. Pursuant to our bylaws, for a shareholder to present a proposal at the Annual Meeting, other than proposals to be included in the proxy statement under Rule 14a-8, including the election of a director, the shareholder must give timely notice in writing to the Corporate Secretary at Pactiv Evergreen Inc., 1900 West Field Court, Lake Forest, Illinois 60045, which must be received between December 15, 2022 and February 13, 2023. If the date of the 2023 annual meeting is before May 14, 2023 or after August 12, 2023, then, to be timely, the notice must be received by the Company no earlier than 120 days before the date of the 2023 annual meeting and no later than the later of 70 days before the date of that meeting or the 10th day after the day on which we first publicly announce the date of that meeting. Shareholders must be shareholders of record at the time of providing the notice and at the time of the annual meeting in order to make the proposal.

To be in proper written form, a shareholder’s notice to our Corporate Secretary must set forth as to each matter of business the shareholder intends to bring before the annual meeting (1) a brief description of the business, the text of the proposal or business, the reasons for conducting the business and any material interest in such business of such shareholder (and of any beneficial owner on whose behalf the proposal is made; all further references to the shareholder in this paragraph apply similar with respect to such beneficial owners, if any), (2) the name and address of the shareholder, (3) the class or series and number of shares of our capital stock held of record by the shareholder, (4) a description of any agreement, arrangement or understanding between such shareholder and any other person or persons (including their names) in connection with the proposal of such business, (5) a description of any agreement, arrangement or understanding that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such shareholder with respect to our securities, (6) a representation that the shareholder is a holder of record of our stock entitled to vote at the annual meeting and intends to appear in person or by proxy at the meeting to bring such business before the meeting, (7) a representation as to whether such shareholder intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of our outstanding capital stock required to approve or adopt the proposal or otherwise to solicit proxies from shareholders in support of such proposal, (8) any other information relating to such shareholder or proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such proposal pursuant to Section 14 of the Exchange Act and (9) such other information relating to any proposed item of business as we may reasonably require to determine whether such proposed item of business is a proper matter for shareholder action. In addition, to be in proper written form, a shareholder’s notice to the Corporate Secretary must be supplemented not later than 10 days after the record date to disclose the information contained in clauses (3), (4) and (5) in this paragraph as of the record date.

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Further, to be in proper written form, a shareholder’s notice to our Corporate Secretary must set forth, as to each nominee whom the shareholder proposes to nominate for election or reelection as a director, (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (2) a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that such person has with any other person or entity other than us including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director and (3) the information required by clauses (2) through (9) of the immediately foregoing paragraph (substituting references to the proposal with references to the nominees). Additionally, to be in proper written form, the notice must be supplemented no later than 10 days after the record date in the same manner as described in the last sentence of the immediately foregoing paragraph.

The foregoing summary is qualified in its entirety by reference to Rule 14a-8 and to our bylaws, each of which contain additional details on the requirements for advance notice of shareholder proposals and director nominations that we strongly advise shareholders to review before considering submitting such proposals and nominations.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum is present if the holders of a majority of the voting power of the issued and outstanding shares of our common stock are present online at the virtual Annual Meeting or represented by proxy. Your shares will be counted towards the quorum only if you submit a valid proxy or attend the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the Chairperson of the Annual Meeting or a majority in voting power of the shareholders entitled to vote at the Annual Meeting, present online or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting.

Who can help answer my questions?

If you have questions about the proposals or if you need additional copies of the proxy materials, you should contact our Corporate Secretary by mail at Pactiv Evergreen Inc., 1900 West Field Court, Lake Forest, Illinois 60045, Attention: Corporate Secretary, or electronically by email at corpsec@pactivevergreen.com.

To obtain timely delivery, our shareholders must request the proxy materials on or before May 31, 2022 to facilitate timely delivery.

Who will solicit and pay the cost of soliciting proxies?

We will pay the cost of soliciting proxies for the Annual Meeting. We will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of ordinary shares and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, mail, on the Internet or at the Annual Meeting. They will not be paid any additional amounts for soliciting proxies.

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Why is Pactiv Evergreen conducting the Annual Meeting as an exclusively virtual, online meeting?

This is the second year we have conducted an exclusively virtual annual meeting. Our virtual annual meetings afford each shareholder equivalent or greater rights and opportunities to participate in our annual meetings than they would have at an in-person meeting; for example, the virtual format allows shareholders to communicate with us before and during the meeting so that they can ask questions of our Board or management. At the same time, we believe that holding the Annual Meeting solely on the Internet facilitates shareholder attendance and will increase shareholder participation and communication by enabling each shareholder to interact with us fully and equally, in real time, from any location around the world at no cost. A virtual annual meeting also makes it possible for more shareholders (regardless of the size of their holdings or their resources or physical location) to have direct access to information more quickly while offering us and our shareholders significant time and cost savings. Further, holding the Annual Meeting virtually enables us to ensure that we can comply with any applicable governmental restrictions and recommendations of public health officials that may be occasioned by the coronavirus pandemic. We are aware of members of the investor community who believe that virtual annual meetings do not present sufficient opportunities for shareholders to interact with directors and management. While we are not aware of our shareholders having concern about our virtual meetings, our Board intends to continue carefully reviewing and considering alternative meeting platforms for future annual meetings.

How do I attend the Annual Meeting?

You may attend the Annual Meeting live on the Internet at www.virtualshareholdermeeting.com/PTVE2022. Shareholders will need the 16-digit control number provided on their Proxy Card, voting instruction form or notice. We suggest you log in at least 15 minutes before the start of the meeting. As discussed above, you cannot attend the Annual Meeting in person.

Can I ask questions at the Annual Meeting?

Shareholders as of our Record Date will have an opportunity to submit questions live on the Internet during the meeting.

How to Participate in the Annual Meeting

Online:

1. Visit www.virtualshareholdermeeting.com/PTVE2022; and

2. Enter the 16-digit control number included on your Notice Regarding the Availability of Proxy Materials, on your Proxy Card (if you received a printed copy of the proxy materials) or on the instructions that accompanied your proxy materials.

You may begin to log into the meeting platform beginning at 1:45 p.m. Central Daylight Time on June 13, 2022. The meeting will begin promptly at 2:00 p.m. Central Daylight Time

Without Internet Access:

Call (877) 328-2502 (toll free) or (412) 317-5419 (international) to listen to the meeting proceedings. You will not be able to vote your shares or submit questions during the meeting.

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CERTAIN MATTERS RELATING TO THE PROXY MATERIALS

AND ANNUAL REPORT

Electronic Access of Proxy Materials and Annual Report

Our Proxy Statement, including the accompanying notice and form of proxy and 2021 Annual Report are available at www.proxyvote.com. A free paper copy of any of these documents may be requested by contacting the Corporate Secretary in writing at Pactiv Evergreen Inc., 1900 West Field Court, Lake Forest, Illinois 60045.

“Householding” of Proxy Materials and Annual Reports for Record Owners

Securities and Exchange Commission, or SEC, rules permit us, with your permission, to deliver a single proxy statement and annual report to any household at which two or more shareholders of record reside at the same address. Each shareholder will continue to receive a separate Proxy Card. This procedure, known as “householding,” reduces the volume of duplicate information you receive and reduces our expenses. Shareholders of record voting by mail can choose this option by marking the appropriate box on the Proxy Card included with this Proxy Statement. Shareholders of record voting via telephone or over the Internet can choose this option by following the instructions provided by telephone or over the Internet, as applicable. Once given, a shareholder’s consent will remain in effect until he or she revokes it by notifying our Corporate Secretary as described above. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. Shareholders of record who elect to participate in householding may also request a separate copy of future proxy statements and annual reports by writing to the Corporate Secretary at Pactiv Evergreen Inc., 1900 West Field Court, Lake Forest, Illinois 60045 or by phone at (847) 482-2113.

Separate Copies for Beneficial Owners

Institutions that hold shares in “street name” for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of this Proxy Statement or the 2021 Annual Report by contacting our Corporate Secretary as described below. Beneficial owners with the same address who receive more than one Proxy Statement and 2021 Annual Report may request delivery of a single Proxy Statement and 2021 Annual Report by contacting the Corporate Secretary in writing at Pactiv Evergreen Inc., 1900 West Field Court, Lake Forest, Illinois 60045.

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DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

Directors and Executive Officers

The following table sets forth the names, ages and positions of our executive officers and members of our Board of Directors, which we refer to as the Board, as of March 31, 2022:

Name	Age	Position
Non-Employee Directors and Nominees
Jonathan D. Rich (1)	66	Chairperson of the Board
LeighAnne G. Baker (2)	63	Director
Duncan J. Hawkesby	47	Director Nominee
Allen P. Hugli	59	Director
Rolf Stangl	50	Director
Felicia D. Thornton	58	Director
Executive Officers
Michael J. King	42	President, Chief Executive Officer and Member of the Board
Michael J. Ragen	50	Chief Financial Officer
Douglas E. Owenby	61	Chief Operations Officer
Chandra J. Mitchell	48	Chief Legal Officer and Corporate Secretary
Timothy A. Levenda	54	President of Foodservice
Byron J. Racki	44	President of Beverage Merchandising
Eric A. Wulf	40	President of Food Merchandising

(1)	Mr. Rich has notified us that he is not standing for re-election, and his service on the Board will end when his term expires at the Annual Meeting.

(2)	The Board has elected Ms. Baker Chairperson of the Board, effective at the Annual Meeting.

Board of Directors

Michael J. King has served as a member of the Board since September 2020 and as our President and Chief Executive Officer, or CEO, since March 2021. Before his appointment as our President and CEO, Mr. King served as CEO of Graham Packaging Company Inc., which we refer to as Graham Packaging, a plastic packaging company and one of our affiliates through common ownership by our controlling shareholder, Packaging Finance Limited, which we refer to as PFL, from 2018 to 2021 and as President of FRAM Group, a vehicle replacement parts and car-care company that was indirectly owned by Mr. Graeme Richard Hart, who beneficially owns PFL, from 2015 to 2017. Mr. King also held various leadership positions within TI Automotive Fuel Systems SAS, an automotive fuel systems provider, Lear Corporation, an automotive seating and electrical systems company, and Huhtamäki Oyj, a food packaging company. Mr. King has served on the Board of Directors of Graham Packaging since 2018. Mr. King received an MBA from Louisiana State University and a B.S. in Polymer Chemistry from Ferris State University.

We believe that Mr. King is qualified to serve as a member of the Board because of his extensive industry and management experience.

Jonathan D. Rich has served as an independent member, and Chairperson, of the Board, and as a member of its Compensation Committee and Nominating Committee, since September 2020. He will be retiring from these positions with the Company upon the expiration of his term and is not standing for election at the Annual Meeting. Mr. Rich is also currently the Chairperson of the Board of Directors of Lumileds Holding B.V., a semiconductor light emitting diode producer, having served as its CEO from 2019 to 2020. Formerly, Mr. Rich served as CEO and Chairperson of the Board of Directors of Berry Plastics Group, Inc., a provider of plastic consumer packaging, from 2010 to 2017, and as President, CEO and member of the Board of Directors of Momentive Inc., a chemical company, from 2007 to 2010. Before that, he held positions with Goodyear Tire and Rubber Company, first as President of the Global Chemicals business and subsequently as President of Goodyear’s North American Tire Division. Mr. Rich spent his formative years at General Electric, first as a research scientist at GE Global Research and then in a series of management positions with GE Plastics. Mr. Rich previously served on the Board of Directors of PLZ Aeroscience and Hexion LLC. Mr. Rich received a Ph.D. in Chemistry from the University of Wisconsin-Madison and a B.S. in Chemistry from Iowa State University of Science and Technology.

We believe that Mr. Rich is qualified to serve as a member of the Board because of his decades of industry, operational, business and board experience, including as an executive of several other public companies in our industry.

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LeighAnne G. Baker has served as an independent member of the Board, as the Chairperson of its Compensation Committee and as a member of its Audit Committee since September 2020. Ms. Baker currently serves on the Board of Directors of ABM Industries Incorporated, a facility management provider. Ms. Baker previously served as the Chief Human Resources Officer of Cargill, Inc., a global food and agriculture corporation, from 2014 to 2020. Before joining Cargill, Ms. Baker served as the Chief Human Resources Officer at Hertz Global Holdings, Inc., a car rental company, and the Reynolds and Reynolds Company, a provider of professional services for car dealerships. She also held numerous leadership positions in operations and human resources at The Timken Company, a manufacturer of bearings and power transmission products. Ms. Baker received an M.S. in Management from the Graduate School of Business at Stanford University, an MBA from Ashland University and a B.A. in Mathematics from Capital University.

We believe that Ms. Baker is qualified to serve as a member of the Board because of her experience as a senior executive and board member for public and private companies across multiple industries.

Duncan J. Hawkesby has served as the Managing Director of Hawkesby Management Limited, a private investment company, since 2018, and as a Director of TaxGift Limited, a New Zealand-based company that enables individuals to donate tax credits to charities and schools, since 2021. He previously served as the Managing Director of Fliway Limited, one of New Zealand’s largest independent, locally-owned specialized transport and logistics companies, from 2006 to 2018, and continues to serve on the board of directors of Fliway’s joint venture with United Parcel Services, UPS-Fliway Limited. Before joining Fliway, Mr. Hawkesby served as Managing Director of Nature’s Oven Limited, a manufacturer of retail food products, from 2000 until 2005. He holds a Bachelor of Commerce from the University of Otago. Mr. Hawkesby is Mr. Hart’s son in law.

We believe that Mr. Hawkesby is qualified to serve as a member of the Board because of his experience as a senior executive and board member for public and private companies across multiple industries.

Allen P. Hugli has served as a member of the Board since January 2020, and as Chairperson of its Nominating Committee and as a member of its Compensation Committee since September 2020. He also served on its Audit Committee from September 2020 to August 2021. Mr. Hugli served as our CFO from 2009 until September 2020. He currently serves as the CFO and a member of the Board of Directors of Rank Group Limited, which we refer to as Rank, one of our affiliates through common ownership by Mr. Hart, and as a member of the boards of directors of other entities owned by Mr. Hart, including PFL, and holds officer positions at Rank International Holdings Inc., one of our affiliates through common ownership by Mr. Hart. He has been a senior executive of Rank since 1993. Mr. Hugli previously held positions in financial management and audit practices in Australia, Canada and New Zealand. He serves on the Board of Directors of Reynolds Consumer Products Inc., which we refer to as RCP, a provider of consumer cooking, waste and storage and tableware products and one of our affiliates through common ownership by PFL. Mr. Hugli received a Bachelor of Commerce (Honours) from Queen’s University at Kingston. He holds a CPA CA designation from the Chartered Professional Accountants of Canada.

We believe that Mr. Hugli is qualified to serve as a member of the Board because of his extensive industry and finance, accounting and senior management experience.

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Rolf Stangl has served as an independent member of the Board, and as a member of its Nominating Committee, since September 2020, and has served as a member of its Audit Committee since August 2021. Since January 2022, Mr. Stangl has served as a Senior Advisor to Apollo Global Management Inc. and as a member of the Board of Directors of Reno de Medici S.p.A., a leading producer of recycled cartonboard in Europe. Before that, he served as CEO of SIG Combibloc Group AG, a Swiss aseptic packaging provider, from 2008 to December 2020. Before becoming CEO of SIG in 2008, Mr. Stangl held a number of positions within SIG, including Head of Corporate Development and M&A, Chief Executive Officer of SIG Beverage (a division subsequently divested) and Chief Market Officer. Previously, he was an Investment Director for small and mid-cap buyouts at a family office in the United Kingdom and a Senior Consultant with Roland Berger Strategy Consultants in Germany. He received a Bachelor of Business Administration from the École Supérieure de Commerce de Reims and the European School of Business at Reutlingen.

We believe that Mr. Stangl is qualified to serve as a member of the Board because of his industry and management experience, including as an executive at another company in our industry.

Felicia D. Thornton has served as an independent director on the Board, and as the Chairperson of its Audit Committee, since September 2020. She currently serves as Vice Chairperson of the Board of Directors of 99 Cents Only Stores LLC, an extreme value retail store operator, having previously held executive positions within that company since 2015, including Interim CEO and CFO. Formerly, Ms. Thornton served as Co-CEO, COO and President of Demoulas Super Markets, Inc., a privately held supermarket chain operator, CEO, U.S., of Knowledge Universe Education LLC, a private early childhood education company, and CFO of Albertson’s Companies Inc., a supermarket chain operator. She also currently serves on the Boards of Directors of Ares Acquisition Corporation, a blank check acquisition company, Convergint Technologies LLC, a security, fire alarm, life safety, audio-visual and building automation solution provider, CoolSys, Inc., a retail, commercial and industrial refrigeration and HVAC provider, and Floor & décor Holdings, Inc., a specialty retailer and commercial flooring distributor of hard surface flooring. Ms. Thornton is a fellow of the National Association of Corporate Directors and a member of the Latino Corporate Director Association. She received an MBA from the University of Southern California and a B.S. in Economics from Santa Clara University.

We believe that Ms. Thornton is qualified to serve as a member of the Board because of her extensive executive, finance, corporate strategy, M&A, integration and board experience.

Executive Officers

Michael J. Ragen has served as our Chief Financial Officer, or CFO, since September 2020. He also served as our Chief Operating Officer from September 2020 until September 2021. From October 2018 to September 2020, Mr. Ragen served as CFO and COO of our then Pactiv segment, which roughly corresponded to what are now our Foodservice and Food Merchandising segments, and as Chief Financial Officer of that segment since 2014. Before joining us in 2014, he served as an executive of Rank from 2012 to 2014; held various roles with AB Mauri, a supplier of yeast and bakery ingredients, from 2004 to 2011; and served with Burns, Philp & Company Limited, an Australia-based food ingredients and consumer-branded food products company, from 1994 to 2004. Mr. Ragen is a CPA certified by the Australian Society of CPAs and received a Bachelor of Business from the University of Technology Sydney.

Douglas E. Owenby has served as our Chief Operations Officer, or COO, since joining us in September 2021. Before joining us, he served as COO at Graham Packaging from December 2018 to September 2021, and as COO at Nexteer Automotive, an automotive steering and driveline business, from 2013 until December 2018. Before Nexteer, Mr. Owenby served in various other leadership roles at Benteler International AG, an automotive technology company, BorgWarner Inc., an automotive supplier, and Bombardier Recreational Products Inc., a snowmobile, all-terrain vehicle, motorcycle and personal watercraft manufacturer. He received a B.S. in Mechanical Engineering from Saginaw Valley State University.

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Chandra J. Mitchell has served as our Chief Legal Officer and Corporate Secretary since joining us in June 2021. Before joining us, from January 2019 to June 2021, she served as General Counsel, and from May 2020 to June 2021 also as COO, of Yamaha Motor Ventures & Laboratory Silicon Valley, Inc., a venture capital fund, and from September 2016 to January 2019 as Managing Counsel – Transactions of Toyota North America, a multinational automobile manufacturer. From November 2010 to August 2016, she served as Vice President and Corporate Counsel of DRS Technologies, Inc., a defense contractor, and before then, she practiced at Debevoise & Plimpton LLP. Ms. Mitchell received a JD from Columbia Law School and a B.A. in Economics and Political Science from Williams College.

Timothy A. Levenda has served as the President of our Foodservice segment since September 2020. From September 2019 to September 2020, he served at our Pactiv segment as the President of Foodservice and previously as Vice President, Foodservice from December 2014 to September 2019. Mr. Levenda first joined Pactiv in 2007 as Executive Director, Sales, following its acquisition of Prairie Packaging LLC, where he served as Executive Director, Sales since 2000, and Regional Sales Manager from 1998 to 2000. Mr. Levenda received a B.A. in Economics from Wabash College.

Byron J. Racki has served as the President of our Beverage Merchandising segment since August 2021. From 2006 until August 2021, he served in various roles at Neenah, Inc., a global manufacturer of specialty paper, packaging and other materials, most recently since 2020 as Executive Vice President and Segment President of Technical Products. From 2018 to 2020 he served as Senior Vice President and Segment President of Fine Paper and Packaging at Neenah, and from 2017 to 2018 he served as Senior Vice President and President of Performance Materials. Mr. Racki received an MBA from the McCombs School of Business at the University of Texas at Austin and a B.A. in Economics and Political Science from the University of Iowa.

Eric A. Wulf has served as the President of our Food Merchandising segment since September 2020. From August 2019 to September 2020, he served at our Pactiv segment as the President of Food Packaging, and previously as Vice President, Food Packaging from July 2014 to August 2019. Before that, Mr. Wulf held various other roles at Pactiv since joining in 2003. He serves as Chairperson of the Board of Directors for the Foodservice Packaging Institute and is a member of the Economic Club of Chicago. Mr. Wulf received an MBA from Northwestern University, and a B.S. in Computer Engineering from Iowa State University of Science and Technology.

Board Composition

Our Board has seven seats and currently comprises six directors, with one director position presently vacant. Our certificate of incorporation and bylaws provide that, before the first date on which PFL, and all other entities beneficially owned by Mr. Hart or his estate, heirs, executor, administrator or other personal representative, or any of his immediate family members or any trust, fund or other entity controlled by his estate, heirs, any of his immediate family members or any of their respective affiliates (we refer to PFL and all of the foregoing, collectively, as the Hart Entities) or any permitted assigns, beneficially own less than 50% of the outstanding shares of our common stock, all directors will stand for election each year at our annual meeting of shareholders. From and after that date, our Board will be divided into three classes serving staggered three-year terms, with one class standing for election each year. At each annual meeting of shareholders, directors will be elected to succeed the class of directors whose terms have expired.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines that set forth the practices of the Board with respect to the qualification, selection and election of directors, director orientation and continuing education, director responsibilities, Board composition and performance, director access to management and independent advisors, director compensation guidelines, management evaluation and succession, meetings of the non-management directors and various other matters. A copy of the guidelines is available on our website at https://investors. pactivevergreen.com under the caption “Governance.” Neither the guidelines, our website nor any documents or information contained therein are incorporated by reference into this Proxy Statement.

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Board Standards of Independence

We are a “controlled company” under Nasdaq rules, meaning that more than 50% of the voting power for the election of our directors is held by an individual, a group or another company. As of March 31, 2022, PFL and Rank International Holdings Inc., another entity beneficially owned by Mr. Hart (which, together with PFL, we refer to as the Hart Stockholders) own and control the voting power of approximately 78% of our outstanding shares of common stock. Accordingly, we are able to rely on the controlled company exemption from the director independence requirements of Nasdaq relating to our Board and its Compensation and Nominating Committees. Even though we are a controlled company, we must comply with SEC and Nasdaq rules relating to the membership, qualifications and operations of the Audit Committee, as disclosed in “Audit Committee” below.

Our Board has determined that each of Mmes. Baker and Thornton and Messrs. Rich and Stangl is an independent director under Nasdaq rules.

Board Meetings and Attendance at Annual Meeting of Shareholders

The Board held 12 meetings in 2021. Each of our directors attended all of the meetings of the Board and the committees on which he or she served during the time during which he or she served, except for Messrs. King and McGrath (who retired in March 2021), each of whom was absent from the meeting of the Board at which the Board approved Mr. McGrath’s retirement and appointed Mr. King to the resulting vacancy in the role of President and CEO. As a result of his absence from that meeting, Mr. McGrath did not attend at least 75% of the combined meetings of the Board and the committees on which he served during the time during which he served on the Board. Our non-management directors regularly participate in executive sessions that management does not attend.

Our corporate governance guidelines encourage all directors to attend all annual meetings of our shareholders. All of our directors attended our 2021 annual meeting of shareholders.

Board Leadership Structure

Mr. Rich serves as the Chairperson of the Board and is an independent member of the Board, and after the Annual Meeting will be succeeded in that role by Ms. Baker. Our corporate governance guidelines permit the Board to designate a director as the lead director to lead the meetings of the non-management, or independent, directors. The appointment of a lead director may also be rotated among the chairpersons of the independent committees of the Board. The Board currently has not appointed a lead director given that it currently has an independent chairperson.

The Board believes that the foregoing structure achieves an appropriate balance between the effective development of key strategic and operational objectives and independent oversight of management’s execution of those objectives. Additionally, the Board will continue to periodically review its leadership structure and will modify it as it deems appropriate.

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Board Diversity and Attributes

The Board believes that diversity is important and seeks representation across a range of attributes, including gender, race, ethnicity and professional experience, and regularly assesses our Board’s diversity when identifying and evaluating director candidates. As of March 31, 2022, we are in compliance with the Board diversity requirements of Nasdaq Stock Market Rule 5605. Set forth below is the Board diversity matrix required by Nasdaq Stock Market Rule 5606:

Board Diversity Matrix (as of March 31, 2022)
Total Number of Directors
	Female	Male	Non-Binary	Gender Undisclosed
Part I: Gender Identity
Directors	2	4	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or American Indian	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	1	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	4	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0	0	0	0
Demographic Background Undisclosed	0	0	0	0

The Board’s Role in Risk Oversight

Our CEO, other executive officers and other members of our management team regularly report to the non-executive directors and the Audit Committee to discuss any financial, legal, cybersecurity or regulatory risks to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. The internal audit department reports functionally and administratively to our CFO and directly to the Audit Committee.

Additionally, each committee of the Board is responsible for risk oversight within its areas of responsibility and regularly reports to the Board regarding the same. The Audit Committee is responsible for reviewing our policies and practices on risk assessment and risk management, including discussing with management our major financial risk exposures and the steps we have taken to monitor and control those exposures. In carrying out its responsibilities, the Compensation Committee periodically reviews and assesses risks arising from our employee compensation policies and practices and whether any such risks are reasonably likely to have a material adverse effect on the Company. The Nominating Committee’s responsibilities include the consideration of corporate governance risks.

Board Committees

The Board maintains three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. Each of these committees has a separate chairperson. Each committee operates under a written charter. A current copy of each committee’s charter is available on our website at https://investors. pactivevergreen.com under the caption “Governance.”

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Audit Committee

Our Audit Committee is currently comprised of Mmes. Thornton and Baker and Mr. Stangl, with Ms. Thornton serving as the chairperson. Each member of the Audit Committee is currently an independent director under current Nasdaq listing standards and SEC rules and regulations.

Mr. Hugli served as a member of the Audit Committee during 2021 until August 6, 2021, at which time he resigned and was replaced by Mr. Stangl. As disclosed earlier, Mr. Hugli is an employee of Rank, which is an affiliate of ours due to our common ownership by Mr. Hart. In allowing Mr. Hugli to serve on our Audit Committee, we relied on the exception to the independence requirements of Nasdaq listing standards and SEC rules contained in Rule 10A-3(b) (iv)(A)(2) under the Exchange Act. We do not believe that reliance on this exemption materially adversely affected the ability of the Audit Committee to act independently and to satisfy the other requirements of Rule 10A-3.

Each member of our Audit Committee is financially literate. In addition, our Board has determined that Ms. Thornton is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act. During 2021, the Audit Committee held four meetings. The Audit Committee is responsible for, among other things:

●	appointing, compensating, retaining, terminating and overseeing the work of any firm to serve as our independent auditor;

●	overseeing the qualifications, performance and independence of the independent auditor;

●	reviewing and discussing with management and the independent auditor our financial statements and related SEC filings and disclosures;

●	reviewing our policies and practices with respect to risk assessment and management;

●	establishing procedures for employees to confidentially and anonymously submit concerns about questionable accounting or auditing matters and for the receipt, retention and treatment of complaints that we receive regarding accounting, internal accounting controls or auditing matters;

●	reviewing our compliance with laws and regulations and any major litigation or investigations against us;

●	reviewing the adequacy of our disclosure controls and internal control over financial reporting;

●	reviewing and concurring with the appointment, replacement, reassignment or dismissal of the head of our internal audit function, oversee its budget and the planned scope of its audits and review any significant reports prepared by it; and

●	reviewing and approving related person transactions and those that require disclosure.

Compensation Committee

Our Compensation Committee is comprised of Ms. Baker and Messrs. Hugli and Rich, with Ms. Baker serving as the chairperson. The Board has determined that Ms. Baker and Mr. Rich are “independent directors” (as defined under applicable Nasdaq listing standards). As a “controlled company” (as defined under applicable Nasdaq listing standards), we are able to rely on the controlled company exemption from the director independence requirements of Nasdaq relating to the composition of the Compensation Committee. Thus, we are relying on an exception to the Nasdaq rules which permits Mr. Hugli to serve on the Compensation Committee because, given his background and experience, the Board has determined his presence on the committee to be in the best interests of the Company and our shareholders. During 2021, the Compensation Committee held seven meetings. The Compensation Committee is responsible for, among other things:

●	reviewing and setting the compensation of our executive officers other than our Chief Executive Officer, and reviewing and recommending the compensation of our Chief Executive officer to our Board for its determination;

●	review our management succession planning and policies for selection of Chief Executive Officer;

●	administering our Equity Incentive Plan;

●	reviewing and evaluating our executive compensation and benefits policies generally; and

●	periodically review and assess risks relating from our employee compensation policies and practices.

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The processes and procedures followed by the Compensation Committee in considering and determining executive compensation, including the role of the outside compensation consultant, are described below under “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

We refer to our Nominating and Corporate Governance Committee as our Nominating Committee. The Nominating Committee is comprised of Messrs. Hugli, Rich and Stangl, with Mr. Hugli serving as the chairperson. The Board has determined that Messrs. Rich and Stangl are “independent” within the meaning of the listing standards of Nasdaq. As a “controlled company,” we are able to rely on the controlled company exemption from the director independence requirements of Nasdaq relating to independent oversight of director nominations. Thus, we are relying on an exception to the Nasdaq rules which permits Mr. Hugli to serve on the Nominating Committee because, given his background and experience, the Board has determined his presence on the committee to be in the best interests of the Company and our shareholders. During 2021, the Nominating Committee held five meetings. The Nominating Committee is responsible for, among other things:

●	recommending to the Board criteria for Board and committee membership and recommending directors for membership on committees;

●	identifying and recommending qualified individuals for membership on our Board;

●	reviewing and approving the compensation of our directors;

●	reviewing and recommending our corporate governance guidelines and code of business conduct and ethics;

●	reviewing potential conflicts of interest involving directors, including whether directors may vote on any issue as to which there may be a conflict;

●	reviewing and considering proposed waivers of the code of conduct for directors, executive officers and other senior financial officers and making recommendations to our Board; and

●	overseeing the Board’s and its committees’ self-evaluations and recommend any proposed changes to the Board.

Policy Regarding Nominations

The Board is responsible for identifying and nominating candidates for election to the Board. The Board considers recommendations from directors, shareholders and others, as it deems appropriate. In evaluating director candidates, the Board considers factors such as character, integrity, judgment, diversity, independence, skills, corporate experience, length of service and other commitments. The Board evaluates these factors, among others, and does not assign any particular weighting or priority to any of these factors. The Board considers these factors in light of the specific needs of the Board at the time. The Board has in the past, and expects that in the future it will, pay fees to third-party search firms to assist the Board in identifying and evaluating potential candidates for nomination.

Under our Stockholders Agreement with the Hart Stockholders, the Hart Stockholders have the right to nominate all of our directors so long as the Hart Entities (as defined in the Stockholders Agreement) beneficially own at least 50% of the outstanding shares of our common stock; a majority of our directors so long as they own at least 40% of our stock; and at least one director so long as they own at least 10% of our stock.

Compensation Committee Interlocks and Insider Participation

During 2021, Ms. Baker, as Chairperson, and Messrs. Hugli and Rich served on our Compensation Committee. None of them were an officer or employee of us during 2021. Mr. Hugli was our CFO from 2009 until our initial public offering, or IPO, in September 2020. As discussed in greater detail below under “Certain Relationships and Related Person Transactions,” we or one of our wholly-owned subsidiaries is a party to an Insurance Sharing Agreement, a Transition Services Agreement and two IT License Usage Agreements with Rank, of which Mr. Hugli is the CFO, and the disclosures contained under that caption with respect to Rank are incorporated herein by reference. No relationships are required to be disclosed pursuant to Item 407(e)(4)(iii) of Regulation S-K.

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Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer and other executive officers and senior financial officers.

A copy of the code is available on our website at http://investors.pactivevergreen.com under the caption “Governance.” We intend to satisfy the disclosure requirements of Item 5.05 of Form 8-K regarding amendments to, or waivers of, a provision of the code by posting any required information on that website.

Communications with the Board

If shareholders or other interested parties wish to communicate with the Board, non-management directors as a group or any specified individual director, including to make recommendations for director nominees, such correspondence should be sent to the attention of the Corporate Secretary by mail to Pactiv Evergreen Inc., 1900 West Field Court, Lake Forest, Illinois 60045, Attention: Corporate Secretary, or by email to corpsec@pactivevergreen.com. The Corporate Secretary will forward correspondence relating to a director’s duties or responsibilities to the specified recipient. Correspondence that is unrelated to a director’s duties and responsibilities may be discarded or otherwise addressed by the Corporate Secretary.

The Corporate Secretary will not forward any communication determined in her good faith belief to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable. Each communication subject to this policy that was not forwarded because it was determined by the Corporate Secretary to be frivolous is retained for a reasonable period of time in our files and made available at the request of any member of the Board to whom such communication was addressed.

Stockholders Agreement

As discussed above, the Stockholders Agreement allows the Hart Stockholders to nominate a certain number of directors to our Board, so long as the Hart Entities beneficially own at least 10% of the outstanding shares of our common stock. The Stockholders Agreement also permits the Hart Stockholders to assign their rights thereunder to permitted assigns (including the Hart Entities) at any time, and rights afforded to the Hart Stockholders under this agreement are for the Hart Stockholders and their permitted assigns (including the Hart Entities) that have agreed to be bound by the terms of the Stockholders Agreement.

In addition, for so long as the Hart Entities beneficially own at least 40% of the outstanding shares of our common stock, the Hart Stockholders are entitled to certain consent rights under the Stockholders Agreement, including the right to consent to:

●	a change in the size of the Board;

●	the incurrence of indebtedness in excess of $50 million;

●	the issuance of additional shares of equity securities exceeding $50 million in any single issuance or $100 million in the aggregate during any calendar year (other than awards under our equity compensation plans);

●	M&A activity exceeding $50 million in any single transaction or $100 million in the aggregate in any calendar year;

●	hiring, terminating or designating a new CEO or CFO; and

●	making a single or series of related capital expenditures in excess of $25 million in any calendar year.

For so long as the Hart Entities beneficially own at least 40% of the outstanding shares of our common stock, the Hart Stockholders are entitled under the Stockholders Agreement to provide investment oversight over our pension plans’ assets and to nominate or remove members of our pension plan investment committee. During this period, we may not appoint or remove members of our pension plan investment committee, nor may we amend or terminate the pension plan committee charter, without the prior written consent of the Hart Stockholders.

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DIRECTOR COMPENSATION

Affiliated Directors

A director who is (i) the beneficial owner of a number of shares of our voting stock having the right to cast at least five percent of the total number of votes eligible to be cast at an election for directors, (ii) an officer or employee of us, any of our direct or indirect subsidiaries or any other of our affiliates or (iii) a family member of any person enumerated in clauses (i) or (ii), which we refer to as an Affiliated Director, is not entitled to any compensation for serving as a director. Messrs. King, Hugli and McGrath served on the Board as Affiliated Directors during all or part of 2021.

Non-Affiliated Directors

Our Nominating Committee establishes the compensation of directors who are not Affiliated Directors and periodically reviews that compensation based on market practice information provided by Pearl Meyer, an independent compensation consultant, to ensure continued alignment with our goals and shareholders’ interests. Under our current policy, our non-Affiliated Directors receive the compensation set forth in the table below. We also reimburse all directors for reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings, although, in view of pandemic-related disruptions during the year, all such meetings were held remotely (and thus without reimbursement of expenses) during 2021. Subject to the adjustment provision of the Equity Incentive Plan, an individual who is a non-Affiliated Director may not receive awards, in cash or otherwise, for any calendar year that total more than $750,000 in the aggregate.

Element of Compensation (1)	Compensation Amount (2)
Annual Retainer (3)	$ 230,000
Chairperson of the Board Additional Retainer (4)	$ 115,000
Committee Chairperson Additional Cash Retainer	$ 20,000
Committee Member Additional Cash Retainer	$ 10,000

(1)	Cash retainer fees for service through September 30, 2021 were payable annually. From and after October 1, 2021, annual cash retainers were payable in arrears in quarterly installments. We do not issue, nor do we pay cash for, fractional shares.

(2)	All non-Affiliated Directors are entitled to an annual grant of restricted stock units (“RSUs”) upon election, which vest in full on the earlier to occur of (i) the one-year anniversary of the grant date and (ii) the day immediately before the next annual meeting following the grant date. No new non-Affiliated Director was appointed during 2021.

(3)	Out of the $230,000 annual retainer for Non-Affiliated Directors, $100,000 is paid as a cash retainer and $130,000 takes the form of an annual grant of RSUs.

(4)	Out of the $115,000 additional annual retainer for the Chairperson of the Board, $50,000 is paid as a cash retainer and $65,000 takes the form of an annual grant of RSUs. As a non-Affiliated Director, the Chairperson of the Board also receives the $230,000 annual retainer for non-Affiliated Directors as described above.

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	All Other Compensation (3)	Total
LeighAnne G. Baker	$130,000	$129,994	$2,191	$262,185
Allen P. Hugli	N/A	N/A	N/A	N/A
Jonathan D. Rich	$170,000	$194,998	$3,287	$368,285
Rolf Stangl	$114,082 (4)	$129,994	$2,191	$246,267
Felicia D. Thornton	$120,000	$129,994	$2,191	$252,185

(1)	Mr. Rich serves as our Chairperson of the Board and as a member of the Compensation Committee and a member of the Nominating Committee. Ms. Baker serves as the Chairperson of the Compensation Committee and as a member of the Audit Committee. Mr. Stangl serves as a member of the Nominating Committee and, from August 6, 2021, has served on the Audit Committee. Ms. Thornton serves as the Chairperson of the Audit Committee. Messrs. King, Hugli and McGrath were not eligible for additional compensation as they were Affiliated Directors during 2021.

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(2)	Reflects the grant date fair value of RSU awards to non-Affiliated Directors calculated by multiplying the closing market price of our common stock on June 14, 2021, the grant date ($15.27) by the number of RSUs awarded. As of December 31, 2021, our directors held the following number of unvested RSUs in the aggregate, which RSUs carry cash-settled, non-preferential dividend equivalent rights as described in greater detail under “Compensation Discussion and Analysis”:

Name	Outstanding RSUs
LeighAnne G. Baker	8,513
Allen P. Hugli	N/A
Jonathan D. Rich	12,770
Rolf Stangl	8,513
Felicia D. Thornton	8,513

(3)	Reflects cash amounts paid to the directors in settlement of dividend equivalent rights associated with RSUs that vested in 2021.

(4)	Includes a prorated retainer payable to Mr. Stangl for his service on the Audit Committee from August 6, 2021 through December 31, 2021.

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BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information regarding beneficial ownership of our share capital as of March 31, 2022 by (i) each of our directors, (ii) each of our named executive officers, (iii) all of our directors and executive officers as a group and (iv) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our shares of common stock.

The percentage of shares beneficially owned is computed on the basis of 177,668,402 shares of our common stock outstanding as of March 31, 2022. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Pactiv Evergreen Inc., 1900 West Field Court, Lake Forest, Illinois 60045.

Name of Beneficial Owner	Outstanding Shares Beneficially Owned (1)	Right to Acquire Beneficial Ownership (2)	Total Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Directors and Director Nominee
Jonathan D. Rich	116,535	–	116,535	*
LeighAnne G. Baker	28,486	–	28,486	*
Duncan J. Hawkesby (3)	169,116	–	169,116	*
Allen P. Hugli	33,500	–	33,500	*
Rolf Stangl	35,986	–	35,986	*
Felicia D. Thornton (4)	21,628	–	21,628	*
Named Executive Officers
Michael J. King (5)	64,822	–	64,822	*
Michael J. Ragen	33,189	–	33,189	*
Timothy A. Levenda	34,085	–	34,085	*
Eric A. Wulf	19,838	–	19,838	*
Douglas E. Owenby	–	–	–	*
John T. McGrath (6)	8,584	–	8,584	*
John P. Rooney (7)	18,490	–	18,490	*
All current executive officers and directors as a group (12 persons)	388,069	–	388,069	*
Greater than 5% Shareholder
Packaging Finance Limited (8)	134,408,000	–	134,408,000	75.65%

* Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes sole or shared voting or investment power with respect to shares of our common stock. The information set forth in the table above is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted, to our knowledge, the persons and entities named in the table above have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws where applicable.

(2)	Shares of our common stock subject to stock options exercisable as of, or within 60 days of, March 31, 2022 and restricted stock units vesting within 60 days of March 31, 2022 would be reportable in this column. No such holdings exist, but if any did, each of them would be deemed to be outstanding and beneficially owned by the person holding the option or restricted stock unit for the purpose of calculating the percentage ownership of that person, but would not be deemed outstanding for the purpose of calculating the percentage ownership of any other person.

(3)	Mr. Hawkesby is a nominee for director. The reported shares are registered in the name of Forsyth Barr Custodians Ltd as broker for Hawkesby Management Limited, which is indirectly wholly owned by Mr. Hawkesby and his wife and of which Mr. Hawkesby is the Managing Director. Hawkesby Management Limited has sole voting and dispositive power over the reported shares. The address for Mr. Hawkesby is c/o Rank Group Limited, Level 9, 148 Quay Street, Auckland 1010, New Zealand.

(4)	Consists of 9,286 shares held of record by Ms. Thornton and 12,342 shares held of record by the Thornton Family Revocable Trust, dated as of July 12, 2006, for which Ms. Thornton serves as a trustee. (5) Mr. King is one of our directors.

(6)	Mr. McGrath retired in March 2021. The reported shares are based on the latest information available to the Company, and consist of 8,584 shares held of record by the John T. McGrath Declaration of Trust.

(7)	Mr. Rooney’s employment terminated in June 2021.

(8)	Based upon the most recently available Schedule 13G filed with the SEC on October 13, 2020, PFL held sole voting and dispositive power with respect to all 134,408,000 reported shares. PFL, whose address is c/o Rank Group Limited, Floor 9, 148 Quay Street, Auckland, 1010 New Zealand, is wholly owned by Mr. Hart. Rank International Holdings, Inc., another entity affiliated with Mr. Hart, owns an additional 3,571,428 shares, but PFL does not beneficially own those shares.

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COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis, or CD&A, describes our compensation approach and programs for our named executive officers, or NEOs, for the year ended December 31, 2021. Our NEOs for 2021 are our current and former principal executive officers, our principal financial officer and principal accounting officer, our next three most highly compensated executive officers and one former executive officer who would have been among our three most highly compensated executive officers had he remained an executive officer as of December 31, 2021.

The NEOs among our currently-serving executives are:

●	Michael J. King, our President and CEO and a member of the Board;

●	Michael J. Ragen, our CFO and principal accounting officer;

●	Douglas E. Owenby, our COO;

●	Timothy A. Levenda, the President of our Foodservice segment; and

●	Eric A. Wulf, the President of our Food Merchandising segment.

The NEOs among our former executives are:

●	John T. McGrath, our former President and CEO; and

●	John P. Rooney, formerly the President of our Beverage Merchandising segment.

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Executive Summary

2021 Business Overview

In 2021, numerous exogenous business disruptions impacted our business, including the coronavirus pandemic, Winter Storm Uri, Tropical Storm Fred and rising material and labor costs. We remained focused on executing on our strategic priorities. Key financial and strategic highlights included:

●	Net revenues in 2021 were $5,437 million, compared to $4,689 million in 2020. The increase was primarily attributable to favorable pricing, principally due to higher material costs passed through to customers within the Foodservice and Food Merchandising segments, as well as higher sales volume within the Foodservice and Beverage Merchandising segments, largely due to higher demand as markets continued to recover from the coronavirus pandemic. In addition, the Foodservice segment’s acquisition of Fabri-Kal on October 1, 2021 contributed $106 million of higher sales in 2021 as compared to 2020.

●	Net income from continuing operations was $33 million in 2021, compared to a net loss of $10 million in 2020. The change was primarily driven by $180 million of lower interest expense driven by lower average debt outstanding in 2021 and a lower loss on extinguishment of debt, $49 million of related party management fees in 2020, $35 million of higher non-operating income driven by a pension settlement gain, $19 million of lower restructuring, asset impairment and other charges and $13 million of lower foreign exchange losses on cash. These increases were partially offset by $146 million of lower gross profit due to higher manufacturing costs, including $50 million of additional costs incurred related to the impact of Winter Storm Uri, higher logistics and material costs, net of higher costs passed through to customers. In addition, income tax benefit was lower by $108 million driven primarily by the impact of the CARES Act in 2020.

●	Adjusted EBITDA(1) was $531 million in 2021, compared to $615 million in 2020. The decrease was primarily due to higher manufacturing, logistics and material costs, net of higher costs passed through to customers. These decreases were partially offset by higher sales volume. Adjusted EBITDA in 2021 included $50 million of additional costs incurred related to the impact of Winter Storm Uri.

●	We paid dividends to shareholders of $0.40 per share during 2021.

●	In October 2021, we completed the acquisition of Fabri-Kal to expand and strengthen our position in the foodservice and consumer packaged goods businesses, announced multiple divestitures to enable us to enhance our focus on our core businesses and eliminated about half of our gross pension liabilities, among other strategic successes.

●	In February 2022, we published our most recent Environmental, Social & Governance Disclosures Deck, reflecting our commitment to regular ESG-related disclosures and good ESG practices. For further information about our progress and commitments, please see the “Environmental, Social and Governance” section of our Annual Report on Form 10-K for the year ended December 31, 2021 and visit the “ESG” section of our investor relations website (but please note that our website and the ESG Disclosures Deck are not hereby incorporated herein by reference).

(1)	Adjusted EBITDA is not a measure of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Please refer to Annex A for a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure. All references to Adjusted EBITDA in this Proxy Statement are references to Adjusted EBITDA from continuing operations.

2021 Compensation Highlights

Our executive compensation program has three primary elements: base salary, annual cash incentives and long-term equity incentives. Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive compensation program. Annual cash incentives reward the achievement of short-term goals, while long-term incentives drive our NEOs to focus on long-term sustainable shareholder value creation. These components are described in individual detail below.

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2021 Say on Pay Vote and Shareholder Engagement

Approximately 99.5% of the votes cast at our 2021 annual meeting of shareholders supported our 2020 executive compensation decisions, indicating that, overall, investors agree with the direction of our program and its pay-for-performance structure. As we continue to grow and evolve, we intend to keep an open dialogue with our shareholders so that we have a regular pulse on investor perspectives. Each year, we carefully consider the results of our shareholder say-on-pay vote from the preceding year and take into account the feedback we receive from our shareholders throughout the year.

Best Compensation Practices & Policies

We also believe the following practices and policies within our program promote sound compensation governance and are in the best interests of our shareholders and executives:

	What We Do		What We Don’t Do
✓	Emphasize variable pay over fixed pay (in 2021, nearly 80% of CEO target pay was tied to performance through equity and cash incentives)	✗	No tax gross ups

✓	Include multi-year performance-vesting equity awards	✗	No supplemental executive retirement plans

✓	Maintain a clawback policy	✗	No hedging or pledging by executive officers or directors

✓	Use an independent compensation consultant who reports directly to the Compensation Committee	✗	No excessive executive perquisites

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What Guides Our Program

Our Compensation Philosophy and Objectives

To ensure that management’s interests are aligned with those of our shareholders and to motivate and reward individual initiative and effort, our executive compensation program emphasizes a pay-for-performance compensation philosophy so that attainment of enterprise-wide, operating segment and individual performance goals are rewarded. Through the use of performance-based plans that emphasize the attainment of enterprise-wide goals, we seek to foster teamwork and commitment to performance. Our compensation philosophy is centered on the following two key tenets and grounding principles:

Key Tenets	Grounding Principles

Building long-term value for shareholders

Pay for Performance

Ensure that a significant portion of an executive’s total compensation is variable, or “at risk,” and dependent upon the attainment of certain specific and measurable business performance objectives.

Driving employee engagement and retention	Shareholder Alignment Deliver the majority of compensation through pay elements that are designed to create long-term value for our shareholders, as well as foster a culture of ownership.

Competitiveness and Retention

Provide total compensation opportunity levels that are competitive with those being offered to individuals holding comparable positions at other companies with which we compete for business and leadership talent to enable us to attract and retain highly talented people with exceptional leadership capabilities.

These plans and programs are intended to align our compensation programs with our business objectives, promote good corporate governance and seek to achieve our compensation objectives.

Elements of Compensation

The chart below summarizes the components of executive compensation for our NEOs in 2021 and the primary objectives of each:

How
Pay Element	It’s Paid	Description	Objective
Base Salary	Cash	Fixed based on level of responsibility, experience, tenure and qualifications	Enable us to attract and retain critical executive talent.

Annual Incentive Plan	Cash	Variable based on the achievement of annual financial metrics	Drive the achievement of short-term business objectives and link pay and performance.

Long-Term Incentive Plan	Equity	Variable based on the achievement of longer-term financial goals and shareholder value creation	Provide incentives for executives to execute on longer-term financial goals that drive the creation of shareholder value and support our retention strategy.

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Pay Mix

Because of our NEOs’ ability to directly influence our overall performance, and consistent with our philosophy of linking pay to performance, our compensation programs allocate a significant portion of the compensation paid to our NEOs to both short-term and long-term performance-based incentive programs. In addition, as an employee’s responsibility and ability to affect our financial results increases, base salary becomes a relatively smaller component of total compensation while long-term and at-risk incentive compensation becomes a larger component of total compensation.

The mix of incentives is reviewed and determined regularly by the Compensation Committee based on the short-and long-term objectives of the business. For 2021, the majority of target annual total direct compensation of our CEO and our other NEOs was variable (approximately 79% for Mr. King, our CEO, and an average of approximately 60% for our other NEOs who were employed by us as of December 31, 2021).

The Decision-Making Process

Role of the Compensation Committee

The Compensation Committee oversees our executive compensation programs. The Committee is comprised of non-employee members of the Board, a majority of whom are independent. The Committee works very closely with its independent compensation consultant and management to examine the effectiveness of our executive compensation program throughout the year. The Compensation Committee’s authority and responsibilities are set forth in its charter, which we describe in greater detail earlier in this Proxy Statement. From and after February 18, 2021, the Committee has been empowered to make all final compensation and equity award decisions regarding our NEOs, except for the CEO, whose compensation is determined by the Board, without the CEO’s participation, based upon recommendations of the Committee. Before that time, the Compensation Committee recommended compensation and equity award decisions regarding all NEOs to the Board for final determination.

Role of Management

Our CEO is responsible for making recommendations to the Compensation Committee for the base salary and all other elements of our compensation program for our other executive officers. The Compensation Committee advises on the compensation of our CEO, but the ultimate determinations on his compensation are made solely by the Board, without the CEO’s participation. While the Compensation Committee will consider the CEO’s recommendations with respect to the compensation of other executive officers and senior executives, it independently evaluates his recommendations and makes all final compensation decisions relating to the executive officers and senior executives other than the CEO.

The Role of the Independent Compensation Consultant

The Compensation Committee engages an independent compensation consultant to provide expertise on competitive pay practices and program design and an objective assessment of any inherent risks of our compensation programs. The Compensation Committee has hired Pearl Meyer & Partners, LLC, which we refer to as Pearl Meyer, as its independent compensation consultant. Pearl Meyer reports directly to the Compensation Committee and does not provide any additional services to management. The Compensation Committee assessed the independence of Pearl Meyer, most recently in April 2022, and concluded that it was independent of management and that its work had not raised any conflict of interest.

Role of Our Peer Group

As part of its deliberations over executive compensation, the Compensation Committee considers competitive market data and related analyses on executive compensation levels and practices provided by Pearl Meyer.

Shortly after our IPO, the Compensation Committee, in consultation with Pearl Meyer, developed a comparator group of “peer” companies for a competitive assessment of our pay programs for 2021. The Compensation Committee selected the companies included in the peer group based on a set of financial and industry/business parameters to best reflect a group of companies most similar to us.

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We used initial quantitative screens of size as measured by revenue, market capitalization and enterprise value primarily as guides to inform our decision-making process in reviewing potential peers, and focused on public companies in the houseware and specialties, metal and glass containers, paper packaging and paper products industries. We also considered other qualitative parameters, including companies with which we compete for talent. The resulting peer group for 2021 consisted of the following companies:

AptarGroup, Inc.	P.H. Glatfelter Company
Avery Dennison Corporation	Packaging Corporation of America
Berry Global Group, Inc.	Sealed Air Corporation
Clearwater Paper Corporation	Silgan Holdings Inc.
Crown Holdings, Inc.	Sonoco Products Company
Graphic Packaging Holding Company	Tupperware Brands Corporation
Greif, Inc.	Verso Corporation

In the second half of 2021, the Compensation Committee again reviewed our peer group for purposes of assisting with pay decisions for 2022. After that review, the Compensation Committee added two additional companies to the peer group: O-I Glass, Inc. and Resolute Forest Products.

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2021 Executive Compensation Program In Detail

Base Salary

We set our executives’ base salaries at competitive levels necessary to attract and retain top-performing senior executives and to compensate senior executives for their job responsibilities and level of experience. In making base salary decisions, the Compensation Committee considers the CEO’s recommendations, as well as each NEO’s position and level of responsibility within the Company. The Committee also takes into account factors such as relevant market data as well as individual performance and contributions.

In February 2021, the Compensation Committee and the Board reviewed the base salaries of our then-serving NEOs, taking into account the considerations described above and market data. As a result, the Compensation Committee and the Board elected not to increase any NEO’s base salary at that time, determining that the base salaries continued to be market competitive and appropriate reflect the NEO’s past and expected future contribution levels.

In early March 2021, and in connection with his appointment as our President and CEO, the Compensation Committee and the Board set Mr. King’s base salary at $1,200,000, representing a 25% decrease from his predecessor’s base salary. In September 2021, we hired Mr. Owenby to fill a newly-created position as our COO and the Compensation Committee approved a base salary of $580,000. The Compensation Committee, after consulting Pearl Meyer and market data, determined that these amounts were appropriate compensation for Messrs. King and Owenby for their positions.

The table below discloses the annual base salary rates of our NEOs as of year-end 2020 and 2021 (or, for Messrs. McGrath and Rooney, whose employment terminated during 2021, as of the date on which their employment terminated):

Name	2020	2021	% Change
Michael J. King (1)	N/A	$1,200,000	N/A
Michael J. Ragen	$980,000	$980,000	0%
Douglas E. Owenby (2)	N/A	$580,000	N/A
Timothy A. Levenda	$800,000	$800,000	0%
Eric A. Wulf	$525,000	$525,000	0%
John T. McGrath (3)	$1,600,000	$1,600,000	0%
John P. Rooney (4)	$1,600,000	$1,600,000	0%

(1)	Mr. King commenced employment in March 2021.

(2)	Mr. Owenby commenced employment in September 2021.

(3)	Mr. McGrath retired in March 2021.

(4)	Mr. Rooney’s employment terminated in June 2021.

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Annual Incentive Plan

Our AIP was designed to provide an opportunity for our senior executives, including our NEOs, to earn an annual incentive, paid in cash, based on the achievement of certain financial targets and strategic priorities established by the Compensation Committee at the beginning of each year. Actual payouts are a percentage of each executive’s target award amounts based on these results. Each NEO’s incentive target is a percentage of his base salary and is based on his level of responsibility and ability to impact overall results. The Compensation Committee also consults with Pearl Meyer and considers market data in setting target award amounts. The table below discloses the annual incentive targets of our NEOs as of year-end 2020 and 2021 (or, for Messrs. McGrath and Rooney, whose employment terminated during 2021, as of the date on which their employment terminated).

Name	2020 AIP Award Target (as a % of base salary)	2021 AIP Award Target (as a % of base salary)	% Change
Michael J. King (1)	N/A	125%	N/A
Michael J. Ragen	50%	65%	30%
Douglas E. Owenby (2)	N/A	65%	N/A
Timothy A. Levenda	70%	70%	0%
Eric A. Wulf	65%	65%	0%
John T. McGrath (3)	150%	120%	(20%)
John P. Rooney (4)	125%	125%	0%

(1)	Mr. King commenced employment in March 2021.

(2)	Mr. Owenby commenced employment in September 2021.

(3)	Mr. McGrath retired in March 2021.

(4)	Mr. Rooney’s employment terminated in June 2021.

2021 AIP Financial Performance Metrics, Weightings and Results

In 2021, we used Adjusted EBITDA and Free Cash Flow as the financial performance metrics in the AIP to place an emphasis on profitability and cash generation. Adjusted EBITDA for these purposes is defined in Annex A hereto and is the same metric as reported in our publicly-filed financial statements. We define Free Cash Flow as net cash provided by operating activities less capital expenditures, in each case as reported in our publicly-filed financial statements.

The 2021 AIP recommended by the Compensation Committee and approved by the Board weighted Adjusted EBITDA performance at 70% and Free Cash Flow performance at 30%. For each of the two metrics, the Board established a maximum amount, a target amount and a threshold amount, which are disclosed in the chart below. The actual percent of target achieved for each of the two metrics is calculated based on straight-line interpolation between incremental goal levels.

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The chart below shows the 2021 AIP’s targets, as well as actual results.

Payout Level	% of Target	2021 Performance Metrics and Levels
		Adjusted EBITDA	Free Cash Flow
		(70% Weighting)	(30% Weighting)
Maximum	200%	$776 million	$244 million
Target	100%	$705 million	$222 million
Threshold	50%	$635 million	$200 million
Actual Results (1)		$531 million	$(21) million
		0% of Target	0% of Target
Earned Amount, Based on Pre-Established Goals		0% of Target

(1)	The actual percent of target achieved is calculated based on straight-line interpolation between incremental goal levels established between threshold and target and target and maximum.

In February 2022, the Compensation Committee reviewed financial performance against the pre-determined goals and determined that no amounts would be payable under AIP for 2021 pursuant to its terms. However, after taking into consideration the collective impact of certain extraordinary events, including disruptions caused by Winter Storm Uri, Tropical Storm Fred and the coronavirus pandemic, that impacted financial results, balanced with the Company’s execution of critical strategic achievements, as well as intense pressure on the labor market, the Committee elected to exercise its discretion to authorize payments to participants in the 2021 AIP. Actual payout levels across the Company (and among NEOs) approximate 30% of each participant’s target bonus, which is below the threshold payout level of 50% of target. The Compensation Committee approved a below-threshold payout level to NEOs other than Mr. King to balance their strategic and financial accomplishments within the context of the aforementioned unplanned events and actual Adjusted EBITDA and Free Cash Flow performance. After considering the Compensation Committee’s determination, assessing Mr. King’s performance as CEO and considering the totality of the circumstances, the Board approved an identical percentage payout for Mr. King under the 2021 AIP, except that the Board elected to pay Mr. King’s bonus as if he had been employed for the full year, without proration. In determining not to prorate Mr. King’s bonus, the Board considered several factors, including the fact that he had served for over 80% of the year and the substantial progress that he had made against the Board’s qualitative goals for the Company in his first year as CEO.

2021 AIP Award Payouts

Based on the above, actual payouts under the 2021 AIP to NEOs as compared to target AIP opportunity were as follows:

Name	AIP Target (as a % of Base Salary)	Target AIP PayoUt	Actual Cash Payout	Actual Cash Payout (as a % of Target)
Michael J. King (1)	125%	$1,241,096	$448,200	36%
Michael J. Ragen	65%	$637,000	$190,336	30%
Douglas E. Owenby (2)	65%	$113,616	$34,063	30%
Timothy A. Levenda	70%	$560,000	$167,328	30%
Eric A. Wulf	65%	$341,250	$101,891	30%
John T. McGrath (3)	120%	$1,920,000	N/A	N/A
John P. Rooney (4)	125%	$2,000,000	N/A	N/A

(1)	Mr. King commenced employment on March 5, 2021, and his target payout was accordingly prorated to approximately 83%. As discussed above, the Board exercised discretion to not prorate his payment.

(2)	Mr. Owenby commenced employment on September 13, 2021, and his target payout was accordingly prorated to approximately 30%. He also received a one-time, cash signing bonus of $120,000, which is also included in the “Bonus” column in the Summary Compensation Table.

(3)	Mr. McGrath retired in March 2021, and he was not eligible for a payment under the 2021 AIP.

(4)	Mr. Rooney’s employment terminated in June 2021, and he was not eligible for a payment under the 2021 AIP.

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Long-Term Incentive Plan

Beginning in 2021, we established a new, equity-based Long-Term Incentive Plan, or LTIP, to replace our former cash-based LTIP. The new LTIP was specifically designed to recognize and reward those who have the direct ability to drive our financial performance over the long term. Long-term incentives are intended to align with our business strategy and leadership objectives by keeping management focused on growth and profitability, as well as creating long-term shareholder value.

Grants under the LTIP are comprised of simultaneous, equally-weighted PSU and RSU awards, as set forth below:

Equity Vehicle	Weighting	Description
PSUs	50%	PSUs are earned and converted into shares based on our performance against specific financial goals; earned PSUs vest (100%) on the third anniversary of the grant date
RSUs	50%	RSUs vest in equal installments (one-third each year) over a three-year period, on the first, second and third anniversaries of the grant date

Each participant in the LTIP is assigned a target LTIP award, which is a percentage of his or her base salary. That dollar amount is then converted into a number of shares based on the price of our stock as near as reasonably practicable to the date of the grant, with half the shares being awarded as PSUs and the other half as RSUs. In assigning a target LTIP award, the Compensation Committee (and the Board in the case of the CEO) consults with Pearl Meyer and considers a variety of factors, including benchmarking data on competitive long-term incentive values and the NEO’s position within the Company. The table below discloses the target LTIP award for each of our NEOs for 2021.

Name	2021 Target LTIP Award (as a % of base salary)	2021 Target LTIP Award
Michael J. King (1)	250%	$3,000,000
Michael J. Ragen	80%	$784,000
Douglas E. Owenby (2)	N/A	N/A
Timothy A. Levenda	100%	$800,000
Eric A. Wulf	85%	$446,250
John T. McGrath (3)	200%	$3,200,000
John P. Rooney (4)	100%	$1,600,000

(1)	Mr. King commenced employment in March 2021 after we granted 2021 LTIP awards to other executives, but he received a 2021 LTIP grant pursuant to his employment agreement.

(2)	Mr. Owenby commenced employment in September 2021 and did not receive a 2021 LTIP award.

(3)	Mr. McGrath retired in March 2021 and he did not receive a 2021 LTIP award.

(4)	Mr. Rooney’s employment terminated in June 2021 and his 2021 LTIP award was forfeited.

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The table below shows the actual LTIP grants made for 2021 for each of the NEOs:

	2021 Long-Term Incentive Awards
Name	2021 LTIP PSU Awards		2021 LTIP RSU Awards
	# of Units at Target	Grant Date Fair Value	# of Units	Grant Date Fair Value
Michael J. King (1)	94,162	$1,515,067	94,162	$1,515,067
Michael J. Ragen	26,849	$391,995	26,849	$391,995
Douglas E. Owenby (2)	N/A	N/A	N/A	N/A
Timothy A. Levenda	27,397	$399,996	27,397	$399,996
Eric A. Wulf	15,283	$223,132	15,283	$223,132
John T. McGrath (3)	N/A	N/A	N/A	N/A
John P. Rooney (4)	54,795	$800,007	54,795	$800,007

(1)	The grant-date fair value of Mr. King’s 2021 LTIP awards differs incrementally from his target LTIP award amount because, pursuant to our employment agreement with Mr. King, the share price used to calculate his award amount was the closing price on the day before the grant, rather than the closing price on the date of the grant. In addition to his 2021 LTIP award, Mr. King received a one-time sign-on grant of RSUs with a grant-date fair value of approximately $2,000,000, which is not reflected in this table.

(2)	Mr. Owenby did not receive a 2021 LTIP award. He is eligible to participate in the 2022 LTIP. He received a one-time, sign-on grant of RSUs with a grant-date fair value of approximately $880,000, which grant was designed, in part, to compensate Mr. Owenby for the value of long-term incentive awards that he forfeited upon termination of employment with his previous employer. This grant is not reflected in this table and is separately disclosed in the Summary Compensation Table.

(3)	Mr. McGrath retired in March 2021, and he did not receive a 2021 LTIP award.

(4)	Mr. Rooney’s employment terminated in June 2021, and he forfeited this 2021 LTIP grant upon that termination.

A Closer Look at the 2021 LTIP PSUs

The number of shares of our common stock into which each PSU granted under the 2021 LTIP will be converted upon settlement depends on our performance against specific financial goals over the PSUs’ one-year performance period of calendar year 2021 and could have ranged between 0% and 200% of the target number. Any PSUs earned fully vest on the third anniversary of the grant date, subject to the NEO’s continued service with us.

For 2021, the Compensation Committee and the Board determined to measure performance on a one-year basis because forecasting multi-year performance was difficult at the time the performance goals were set, including as a result of a contemporaneous change in executive leadership. We maintain a long-term perspective by requiring three-year vesting periods and denominating our awards in equity, which effectively aligns management’s long-term interests with those of our shareholders. For the 2022 LTIP, the Compensation Committee adopted a PSU component tied to performance in the third year from the grant.

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2021 PSU Outcomes

For the PSUs granted under the 2021 LTIP, the Compensation Committee selected Adjusted EBITDA Margin and Return on Net Assets as the relevant performance metrics. We define Adjusted EBITDA Margin as our Adjusted EBITDA divided by our GAAP Revenue. We define Return on Net Assets as our GAAP net income from continuing operations, plus the expense we recognize for our Annual Incentive Program and these PSUs (in both cases on a tax-adjusted basis), divided by the sum of property, plant and equipment plus current assets less current liabilities, in each case as shown on our financial statements.

The PSUs weigh Adjusted EBITDA Margin performance at 70% and Return on Net Assets performance at 30%. For each of the two metrics, there is a maximum amount, a target amount and a threshold amount, which are disclosed in the chart below. The actual percent of target achieved for each of the two metrics is calculated based on straight-line interpolation between incremental goal levels. Based on 2021 results, the Compensation Committee determined that the threshold performance levels had not been met and, as such, none of the target PSUs were earned. The chart below shows the performance goals set for Adjusted EBITDA Margin and Return on Net Assets, as well as actual results.

Payout Level	% of Target	2021 Performance Metrics
		Adjusted EBITDA Margin	Return on Net Assets
Maximum	200%	15.1%	12.0%
Target	100%	13.8%	10.9%
Threshold	50%	12.4%	9.8%
Actual		9.8%	1.7%
		0% of Target	0% of Target
Earned Amount		0% of Target

Dividend Equivalent Rights

The RSUs and PSUs granted under our 2021 LTIP carry cash-settled non-preferential dividend equivalent rights. These rights entitle the recipient to receive, upon the settlement of the applicable equity award, for each share of our common stock for which the RSUs or PSUs are settled, an amount of cash for each dividend that we pay on shares of our common stock between the grant date and the day the awards vest and are settled equal to the amount of cash that the holder of one share of common stock would have if he used the dividend to purchase shares of our common stock at the closing price of our shares on the date of the dividend payment, and then sold those shares at the closing price of our stock on the date of the settlement of the award. For clarity, these “phantom” shares do not recursively accrue dividend equivalent rights before their settlement in cash. These dividend equivalent rights also apply to our other RSUs granted in 2020 and 2021.

Legacy Cash-Based Long-Term Incentive Program

Before our IPO in September 2020, our NEOs who were then employed by us (Messrs. Ragen, Levenda, Wulf, McGrath and Rooney) participated in a cash-based LTIP designed to provide each participant an opportunity to earn incentive awards tied to sustained Adjusted EBITDA growth of his business unit over a three-year term. Under this program, each participant received a grant at the beginning of a three-year performance period that could be earned over that period in annual installments based on the attainment of certain Adjusted EBITDA growth metrics for his business unit set at the beginning of the period. Each grant provided for a target award based on a percentage of the recipient’s base salary that could be achieved over the performance period. The performance results achieved in the first year of the performance period established the total amount of the award, which was expressed as a percentage of the target award that is then payable over the specified performance period. If the participant’s business unit did not meet the performance threshold level in the first year, he would no longer be eligible to earn any amount over the three-year period. If the threshold was met in the first year, the participant would receive the first payment, but the second and third payments depend on business results of the participant’s business unit in the second and third years.

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Each of our legacy Pactiv and Evergreen business units had the same overall cash-based LTIP design, but each program was measured against the Adjusted EBITDA growth target specific to its own operations. Participants must be employed at the time that each award is paid in order to be eligible to receive that award. See the Summary Compensation Table for the amounts earned in 2021 pursuant to grants made in 2019 and 2020 under the legacy cash-based LTIPs. We have not issued, and will not issue, any cash-based LTIP grants after 2020.

Legacy Retention and Transaction Bonus Agreements

In 2019, we entered into cash and equity retention agreements, and cash transaction bonus agreements, with certain of the NEOs and other executives, including Messrs. Ragen, Levenda, Wulf, McGrath and Rooney. We implemented the retention agreements to further ensure leadership continuity and to reward executives’ contributions, through our IPO and beyond. We reported payments under the retention agreements in full for 2019 in the Summary Compensation Table.

Pursuant to their respective transaction bonus agreements, Messrs. Ragen, Levenda, Wulf, McGrath and Rooney earned a cash bonus upon the closing of the IPO, half of which was paid 30 days after the closing of the IPO and half of which was paid six months after the closing of the IPO. Although Mr. McGrath retired before the six-month anniversary of the closing of the IPO, we nevertheless paid him the second tranche of his transaction bonus pursuant to his retirement agreement, as described in greater detail elsewhere in this proxy statement. Under the transaction bonus agreements, the total transaction bonus amounts were $980,000 for Mr. Ragen, $800,000 for Mr. Levenda, $463,500 for Mr. Wulf, $2,325,000 for Mr. McGrath and $2,000,000 for Mr. Rooney, which amounts are reported in the Summary Compensation Table according to the year in which they were paid (i.e., half in 2020 and half in 2021).

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Other Compensation Practices, Policies & Guidelines

Recoupment of Incentive Compensation, or Clawback, Policy

In connection with our IPO in September 2020, we adopted a clawback policy applicable to our executive officers. If we restate our financial statements to correct a material error, under certain circumstances our Board or a committee thereof has the authority and discretion to require the officer to repay incentive compensation that would not have been payable absent the restatement. Incentive compensation for purposes of this policy means an officer’s compensation that is granted, earned or vested based wholly or in part on achievement of financial results, but does not include base salary, retirement benefits or other compensation that is granted, earned or vested based solely on service, awarded solely at the discretion of the Board or a committee thereof or earned based on subjective standards, strategic measures or operational measures.

Anti-Hedging & Pledging Policy

We have an insider trading policy that, among other things, prohibits insiders from engaging in short sales of our common stock, hedging ownership positions in our common stock (including by engaging in transactions in publicly-traded options such as puts and calls or prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) and other derivative securities relating to our common stock and pledging any of our securities.

Other Compensation—Retirement and Welfare Benefits

Retirement and welfare benefit programs are a necessary element of the total compensation package to ensure a competitive position in attracting and retaining a committed workforce. Participation in these programs is not tied to performance. Our specific contribution levels to these programs are reviewed annually to maintain a competitive position while considering costs.

●	Employee Savings Plan. All non-union employees in the United States, including our NEOs, are eligible to participate in a tax-qualified retirement savings plan under Section 401(k) of the Internal Revenue Code. There are two such plans: Pactiv employees and select other employees of our consolidated group participate in one plan, and Evergreen employees participate in the other plan. For both plans, the employing subsidiary makes matching contributions of 100% of the first 6% of an employee’s elective deferral contribution. All participants’ elective deferrals and all of our matching contributions are 100% vested when contributed.

●	Pactiv Evergreen Pension Plan (formerly known as the Pactiv Retirement Plan and as the Reynolds Group Pension Plan). Certain employees, including Mr. Wulf, have frozen pension benefits under the Pactiv Evergreen Pension Plan, an ERISA-qualified defined benefits plan maintained by one of our subsidiaries. These legacy entitlements include a final average pay provision, which was frozen on October 31, 2010, and a cash balance provision, which was frozen on December 31, 2011. The benefit formula for the final average pay provision under normal retirement is a monthly amount equal to 55% of final average compensation, multiplied by a fraction of the number of years of participation (not exceeding 35 years) divided by 35. The benefit formula for the cash balance provision was a monthly contribution credit of between 2.5% and 5% of compensation for that month (with the specific percentage based on the participant’s age), plus an interest credit added each month.

●	Welfare Plans. Our executives are also eligible to participate in our broad-based health and welfare plans (including medical, dental, vision, life insurance and disability plans) under the same terms and conditions as other employees.

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Executive Benefits and Perquisites

Our employees in the United States who are at a designated salary grade or above may defer up to 50% of their salary and up to 80% of their bonus each year into a nonqualified deferred compensation plan, which is a tax-deferred plan. There are two such plans: Pactiv employees and select other of our employees participate in one plan, and Evergreen employees participate in the other plan. We also make contributions to these plans mirroring percentage contributions made to the applicable tax-qualified retirement savings plans. Under the deferred compensation plans, the deferred amounts will be paid upon an employee’s “separation from service” or a specified date elected by the employee. This program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. The amounts deferred are unsecured obligations, receive no preferential standing and are subject to the same risks as any of our other unsecured obligations.

We provide certain of our senior management with limited perquisites and other personal benefits, including reimbursement of relocation costs, although no relocation costs were reimbursed during 2021. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our NEOs. The Compensation Committee intends to maintain only those perquisites and other benefits that it determines to be necessary components of total compensation and that are not inconsistent with shareholder interests.

Attributed costs of the personal benefits described above for our NEOs for 2021 are included in the column entitled “All Other Compensation” of the Summary Compensation Table.

Risk Assessment of Compensation Programs

We do not believe that our compensation arrangements, including financial performance measures used to determine short-term and long-term incentive payout amounts, will provide our executives with an incentive to engage in business activities or other behavior that would expose us or our shareholders to excessive risks that are reasonably likely to have a material adverse effect.

Equity Incentive Plan Information and Equity Grant Timing

We adopted the Pactiv Evergreen Equity Incentive Plan, which we refer to as the Equity Incentive Plan, in connection with our IPO. The purpose of the plan is to motivate and reward our employees, directors, consultants and advisors to perform at the highest level and to further our best interests and those of our shareholders.

We do not currently have a formal policy for the timing of equity award grants that we make under the Equity Incentive Plan, but our Compensation Committee and Board have a practice of granting equity awards thereunder to our executive officers annually in March, although grants may occur at other times during the year, including for new hires, promotions, to address special retention needs or otherwise as determined appropriate by the Compensation Committee and the Board.

Tax and Accounting Implications

Tax Considerations of Our Executive Compensation: Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of annual compensation paid by public companies for certain executive officers to $1 million. Although our Compensation Committee is mindful of the benefits of tax deductibility when determining executive compensation, the Compensation Committee may approve compensation that will not be fully deductible in order to ensure competitive levels of total compensation for our executive officers.

Accounting for Our Stock-Based Compensation: We account for stock-based payments, including grants under each of our equity compensation plans, in accordance with the requirements of FASB ASC Topic 718.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that it be included in this Proxy Statement.

The Compensation Committee

LeighAnne G. Baker, Chairperson
Allen P. Hugli
Jonathan D. Rich

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2021 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation paid to our NEOs during the year ended December 31, 2021.

Name/Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Michael J. King President and CEO (6)	2021	$950,000	$448,200	$5,050,217	–	–	$55,874	$6,504,291
Michael J. Ragen CFO	2021	$980,000	$680,336	$783,991	$515,725	–	$77,495	$3,037,547
	2020	$980,000	$490,000	$490,000	$1,005,725	–	$105,143	$3,070,868
	2019	$980,000	$980,000	N/A	$933,952	–	$90,490	$2,984,442
Douglas E. Owenby COO (7)	2021	$175,759	$154,063	$880,000	–	–	$9,591	$1,219,413
Timothy A. Levenda President, Foodservice	2021	$800,000	$567,328	$799,992	$478,008	–	$68,452	$2,713,780
	2020	$800,000	$666,667	$400,000	$1,038,008	–	$98,678	$3,003,353
Eric A. Wulf President, Food Merchandising	2021	$525,000	$333,641	$446,264	$247,778	$326	$43,631	$1,596,640
	2020	$505,838	$386,250	$231,750	$564,406	$326	$63,753	$1,752,323
John T. McGrath Former President and CEO (8)	2021	$412,123	$1,162,500	–	–	$63,656	$4,489,694 (9)	$6,127,973
	2020	$1,600,000	$1,162,500	$2,000,000	$3,666,983	$101,267	$169,064	$8,699,814
	2019	$1,550,000	$3,100,000	N/A	$3,337,066	$181,410	$168,564	$8,337,040
John P. Rooney Former President, Beverage Merchandising (10)	2021	$800,000	$1,000,000	$1,600,014 (11)	–	–	$805,813 (12)	$4,205,827
	2020	$1,661,538	$1,000,000	$800,000	–	–	$149,654	$3,611,192
	2019	$1,600,000	$2,400,000	N/A	$2,000,000	–	$210,119	$6,210,119

(1)	For 2021, the amounts reported represent (i) discretionary bonuses for performance other than for Messrs. McGrath and Rooney, (ii) the second tranche payments under one-time transaction bonus agreements entered into with Messrs. Ragen, Levenda, Wulf, McGrath and Rooney and (iii) for Mr. Owenby, his cash sign on bonus, in each case, as more fully described in the CD&A. For prior years, the amounts reported represent awards under transaction and/or retention bonus agreements.

(2)	The amounts reported represent the grant date fair value of the RSUs and PSUs granted to our NEOs during the relevant year as computed in accordance with FASB ASC Topic 718, without taking into account any estimated forfeitures related to service-vesting conditions, except that, as noted in footnote (3) and as explained in greater detail in the footnotes to our 2020 Summary Compensation Table, the value of RSU awards granted to NEOs in connection with our 2020 annual incentive program is reported under the “Non-Equity Incentive Plan Compensation” column. The awards represent the executives 2021 LTIP awards (except for Messrs. Owenby and McGrath, who did not receive 2021 LTIP awards) and, in the case of Messrs. King and Owenby, sign-on RSU awards with grant date fair values of $2,020,083 and $880,000, respectively. For PSUs, the grant date fair value reported is based on the probable outcome of the performance condition as of the grant date. The aggregate grant date fair value of the PSUs, assuming the highest level of achievement under the award, is as follows for each NEO who received a PSU award:

Name	Maximum Achievement Payout
Michael J. King	$3,436,913
Michael J. Ragen	$783,991
Timothy A. Levenda	$799,992
Eric A. Wulf	$446,001

(3)	Because no payments were earned under the terms of our 2021 AIP, and, as described in greater detail in the CD&A, the payments thereunder were made as a result of the Compensation Committee’s exercise of discretion, those payments are reported under the “Bonus” column. Instead, the amounts reported for 2021 represent payments under our legacy cash-based long-term incentive programs for 2019 and 2020, as more fully described in the CD&A. For 2020, the reported amounts include payments under our 2020 annual incentive program (which included both cash and equity components, as described in greater detail in the footnotes to our 2020 Summary Compensation Table), and for both 2020 and 2019 the reported amounts include payments under our legacy cash-based long-term incentive programs for 2019 and 2020 and for 2017 and 2019, respectively (none of our current NEOs received any amounts under the 2018 cash long-term incentive program). For each of those years, participating executives had a target award, which is multiplied by a percentage based on our results in the applicable year. The resulting amount is then

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divided by three and paid out over the course of the three years beginning on (and including) the applicable year, subject, in the case of the second and third payments, to our meeting applicable performance goals. The following table shows the target awards, earned percentage and earned amount for each participating NEO for our legacy cash-based long-term incentive programs that made payments to our NEOs in 2021:

Name*	2019 Target	2019 Achievement Percentage	2019 Earned Amount	2020 Target	2020 Achievement Percentage	2020 Earned Amount
Michael J. Ragen	$735,000	91%	$668,115	$735,000	120%	$879,060
Timothy A. Levenda	$525,000	91%	$477,225	$800,000	120%	$956,800
Eric A. Wulf	$337,500	91%	$306,786	$365,006	120%	$436,548

* Mr. McGrath did not receive any payments in view of the termination of his employment. Mr. Rooney did not receive any payments because our Beverage Merchandising segment, formerly Evergreen Packaging, did not achieve the applicable performance goals during the relevant years.

The following table shows the actual amounts paid during the applicable years to our NEOs who received grants under these programs during 2021, as well as the amounts that will be payable in 2022, assuming that we achieve the applicable performance target, under the legacy cash-based long-term incentive programs pursuant to which our NEOs received payments in 2021:

Name	2019	2020	2021	2022
Michael J. Ragen
2019 Grant	$222,705	$222,705	$222,705	N/A
2020 Grant	N/A	$293,020	$293,020	$293,020
Total	$222,705	$515,725	$515,725	$293,020
Timothy A. Levenda
2019 Grant	$159,075	$159,075	$159,075	N/A
2020 Grant	N/A	$318,933	$318,933	$318,933
Total	$159,075	$478,008	$478,008	$318,933
Eric A. Wulf
2019 Grant	$102,262	$102,262	$102,262	N/A
2020 Grant	N/A	$145,516	$145,516	$145,516
Total	$102,262	$247,778	$247,778	$145,516

(4)	Messrs. Wulf and McGrath are entitled to receive benefits under the Pactiv Evergreen Pension Plan. The amounts reported include increases in the value of their plan benefits, which in 2021 were $326 and $63,656 for Messrs. Wulf and McGrath, respectively. For all applicable NEOs, nonqualified deferred compensation plan assets are entirely invested in mutual funds. Accordingly, none of the applicable investment earnings from those plans are regarded as above-market earnings. The full investment earnings for 2021 are disclosed in the “2021 Nonqualified Deferred Compensation” table.

(5)	We make contributions to 401(k) plans and nonqualified deferred compensation plans. The applicable amounts for 2021 were as follows:

Name	Contributions to 401(k) Plan	Contributions to Nonqualified Deferred Compensation Plan
Michael J. King	$17,400	$38,000
Michael J. Ragen	$17,400	$56,100
Douglas E. Owenby	$8,700	–
Timothy A. Levenda	$17,400	$47,400
Eric A. Wulf	$17,400	$23,599
John T. McGrath	$17,400	–
John P. Rooney	$17,400	–

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The amounts reported in this column also include the following cash amounts paid in settlement of dividend equivalent rights associated with RSUs that vested in 2021:

Name	Cash Payment in Settlement of Dividend Equivalent Rights
Michael J. Ragen	$2,753
Timothy A. Levenda	$2,247
Eric A. Wulf	$1,302
John T. McGrath	$53,992
John P. Rooney	$4,495

Other benefits reported under this column include group term life insurance and wellness credits. Health and welfare benefits are not reported to the extent these benefits are generally available to all other salaried and non-union hourly employees. As permitted by the SEC’s disclosure rules, we have excluded perquisites and personal benefits for all NEOs, as the total value for each NEO is less than $10,000.

(6)	Mr. King’s employment began in March 2021.

(7)	Mr. Owenby’s employment began in September 2021.

(8)	Mr. McGrath retired in March 2021.

(9)	In addition to the amounts reported for Mr. McGrath under footnote (5), the amounts reported for Mr. McGrath under this column include (i) $184,615 associated with the payment of accrued but unused vacation upon the termination of his employment, (ii) $819,997 in fees under his consulting agreement with us, (iii) $3,361,993 in payments under his retirement agreement as consideration for his accepting the restrictive covenants in the consulting agreement, (iv) $5,511 in continued health insurance benefits paid pursuant to the retirement agreement and (v) $45,146 in benefits paid to Mr. McGrath under the Pactiv Evergreen Pension Plan following his retirement.

(10)	Mr. Rooney’s employment terminated in June 2021.

(11)	Mr. Rooney forfeited the equity awards granted to him whose value is reported in this column in connection with the termination of his employment.

(12)	In addition to the amounts reported for Mr. Rooney under footnote (5), the amounts reported for Mr. Rooney under this column include (i) $249,846 associated with the payment of accrued but unused vacation upon the termination of his employment, (ii) $525,000 in severance payments under his separation agreement with us and (iii) $9,072 in continued health insurance benefits paid pursuant to the severance agreement.

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2021 PENSION BENEFITS

Messrs. Wulf and McGrath, through their participation in the Pactiv Evergreen Pension Plan, an ERISA-qualified defined benefit plan that we maintain, are our only NEOs who are entitled to payments or benefits under any plan that provides for payments or other benefits in connection with an NEO’s retirement. The following table sets forth information with respect to their participation in that plan:

Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During 2021
Eric A. Wulf	8.33	$20,685	–
John T. McGrath	16.08	$1,301,800	$45,146

Messrs. Wulf and McGrath have legacy entitlements under the Pactiv Evergreen Pension Plan, an ERISA-qualified defined benefit plan that we maintain. These executives’ legacy entitlements include a final average pay provision and a cash balance provision. The benefit formula for the final average pay provision under normal retirement is a monthly amount equal to 55% of the executive’s final average compensation, multiplied by a fraction of the number of years of participation (not exceeding 35 years) divided by 35. Final average pay accruals were frozen as of October 31, 2010. The benefit formula for the cash balance provision was a monthly contribution credit of between 2.5% and 5% of compensation for that month (with the specific percentage based on age), plus an interest credit added each month. Cash balance accruals were frozen as of December 31, 2011.

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2021 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards made to the NEOs during 2021. All equity awards reported on this table carry cash-settled dividend equivalent rights, as described in the CD&A.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards (Number of Shares of Stock or Units)	Grant Date Fair Value (3)
Michael J. King	03/12/2021							219,711 (4)	$3,535,150
	03/12/2021				47,081	94,162	235,405		$1,515,067
		$620,548	$1,241,096	$2,482,192
Michael J. Ragen	03/02/2021							43,630 (5)	$636,998
	03/02/2021				13,425	26,849	53,698		$391,995
		$318,500	$637,000	$1,274,000
Douglas E. Owenby	09/16/2021							81,557 (6)	$880,000
		$56,808	$113,616	$227,232
Timothy A. Levenda	03/02/2021							46,575 (7)	$679,995
	03/02/2021				13,699	27,397	54,794		$399,996
		$280,000	$560,000	$1,120,000
Eric A. Wulf	03/02/2021							26,126 (8)	$381,440
	03/02/2021				7,642	15,283	30,566		$223,132
		$170,625	$341,250	$682,500
John T. McGrath	03/02/2021							82,192 (9)	$1,200,003
		$960,000	$1,920,000	$3,840,000
John P. Rooney	03/02/2021							54,795 (10)	$800,007
	03/02/2021				27,398	54,795	109,590		$800,007
		$1,000,000	$2,000,000	$4,000,000

(1)	The amounts reported reflect the threshold, target and maximum performance-based cash incentive compensation amounts that could have been paid under the 2021 AIP for the senior executive team. The types and weighting of the performance measures under that program are described in the CD&A. The reported amounts assume service throughout 2021 for Messrs. McGrath and Rooney, whose employment terminated before the payment of the bonus, and who therefore were not eligible to receive a payment pursuant to the program. Employees whose employment with us began during 2021, including Messrs. King and Owenby, were eligible to receive a prorated payment, and the proration is reflected in the reported amounts. No amounts were paid out under the 2021 AIP in accordance with its terms, and discretionary bonus payments made to NEOs in lieu of the 2021 AIP payment are reported in the Summary Compensation Table in the “Bonus” column.

(2)	The amounts reported reflect the threshold, target and maximum number of shares of our common stock for which the PSUs granted in 2021 may be settled, based on the performance measures described in the CD&A.

(3)	This column shows the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. These grant date fair values do not take into account any estimated forfeitures relating to service-vesting conditions.

(4)	The reported securities consist of (i) 94,162 RSUs that vest ratably in three approximately equal annual installments on the first, second and third anniversaries of the grant date and (ii) 125,549 RSUs that vest ratably in four approximately equal installments on the first, second, third and fourth anniversaries of the grant date, in each case, subject to continued service with us.

(5)	The reported securities consist of (i) 26,849 RSUs that vest ratably in three approximately equal annual installments on the first, second and third anniversaries of the grant date, subject to continued service with us, and (ii) 16,781 RSUs, all of which vested on the one-year anniversary of the grant date.

(6)	The reported securities are RSUs that vest ratably in three approximately equal installments on the first, second and third anniversaries of the grant date, subject to continued service with us.

(7)	The reported securities consist of (i) 27,397 RSUs that vest ratably in three approximately equal annual installments on the first, second and third anniversaries of the grant date, subject to continued service with us, and (ii) 19,178 RSUs, all of which vested on the one-year anniversary of the grant date.

(8)	The reported securities consist of (i) 15,283 RSUs that vest ratably in three approximately equal annual installments on the first, second and third anniversaries of the grant date, subject to continued service with us, and (ii) 10,843 RSUs, all of which vested on the one-year anniversary of the grant date.

(9)	The reported securities are RSUs, all of which vested on the one-year anniversary of the grant date.

(10)	The reported securities are RSUs that vest ratably in three approximately equal annual installments on the first, second and third anniversaries of the grant date, subject to continued service with us. This award was forfeited in connection with the termination of Mr. Rooney’s employment with us.

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OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2021

The following table sets forth information on the outstanding equity awards held by our named executive officers as of December 31, 2021. All equity awards reported on this table carry cash-settled dividend equivalent rights, as described in the CD&A.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Michael J. King	03/12/2021 (2)	94,162	$1,193,974
	03/12/2021 (3)	125,549	$1,591,961
	03/12/2021 (4)			94,162	$1,193,974
Michael J. Ragen	09/21/2020 (5)	23,334	$295,875
	03/02/2021 (6)	16,781	$212,783
	03/02/2021 (2)	26,849	$340,445
	03/02/2021 (7)			26,849	$340,445
Douglas E. Owenby	09/16/2021 (2)	81,557	$1,034,143
Timothy A. Levenda	09/21/2020 (5)	19,048	$241,529
	03/02/2021 (6)	19,178	$243,177
	03/02/2021 (2)	27,397	$347,394
	03/02/2021 (7)			27,397	$347,394
Eric A. Wulf	09/21/2020 (5)	11,036	$139,936
	03/02/2021 (6)	10,843	$137,489
	03/02/2021 (2)	15,283	$193,788
	03/02/2021 (7)			15,283	$193,788
John T. McGrath (8)	03/02/2021 (6)	82,192	$1,042,195
John P. Rooney (8)	09/21/2020 (5)	38,096	$483,057

(1)	Value is based on the closing stock price of $12.68 on December 31, 2021.

(2)	The reported securities are RSUs that vest ratably in three approximately equal annual installments on the anniversaries of the grant date, subject to continued service with us.

(3)	The reported securities are RSUs that vest ratably in four approximately equal annual installments on the anniversaries of the grant date, subject to continued service with us.

(4)	The reported securities are PSUs that vest on March 12, 2024. As required by Instruction 3 to Item 402(f)(2) of Regulation S-K, the number of shares reported as underlying these PSUs and the market value of those shares is calculated based on the achievement of threshold performance goals. However, as discussed above, because the performance period for these PSUs was 2021 and the performance metrics were not achieved, no shares will be issuable when these PSUs vest.

(5)	The reported securities are RSUs that vest ratably in two equal annual installments on September 21, 2022 and September 21, 2023, subject to continued service with us.

(6)	The reported securities are RSUs that vested on March 2, 2022.

(7)	The reported securities are PSUs that vest on March 2, 2024. As required by Instruction 3 to Item 402(f)(2) of Regulation S-K, the number of shares reported as underlying these PSUs and the market value of those shares is calculated based on the achievement of threshold performance goals. However, as discussed above, because the performance period for these PSUs was 2021 and the performance metrics were not achieved, no shares will be issuable when these PSUs vest.

(8)	The executive experienced a termination in service with us before December 31, 2021, but the reported securities continued to vest pursuant to our separation arrangements with him.

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2021 STOCK VESTED

The following table provides information, on an aggregate basis, regarding the vesting during 2021 of RSUs previously granted to the NEOs:

	Stock Awards (1)
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Michael J. Ragen	11,666	$130,146
Timothy A. Levenda	9,523	$106,238
Eric A. Wulf	5,518	$61,559
John T. McGrath	142,857	$1,865,419
John P. Rooney	19,047	$212,488

(1)	None of the NEOs hold stock options. None of the RSUs held by Messrs. King or Owenby vested during 2021.

(2)	The amounts shown in this column are determined by multiplying the number of shares that vested by the per-share closing price of our common stock on the vesting date, plus cash-settled dividend equivalent rights attributable to such shares in the amount of $2,753 for Mr. Ragen, $2,247 for Mr. Levenda, $1,302 for Mr. Wulf, $53,992 for Mr. McGrath and $4,495 for Mr. Rooney.

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2021 NONQUALIFIED DEFERRED COMPENSATION

In 2021, we maintained nonqualified deferred compensation plans that allowed participants to defer portions of their compensation. The purpose of these plans is to allow participants to defer receipt of compensation, and therefore associated tax obligations, to a date elected by the participant. The following table sets forth information on each named executive officer’s participation in these plans, a description of which is set forth in the CD&A.

Name	Executive Contributions in 2021 (1)	Company Contributions in 2021 (2)	Aggregate Earnings in 2021	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2021
Michael J. King	$60,400	$38,000	$(1,428)	$615	$415,990 (3)
Michael J. Ragen	$117,033	$56,100	$143,796	$2,077	$971,604
Douglas E. Owenby	–	–	–	–	–
Timothy A. Levenda	$178,198	$47,400	$181,797	$3,481	$1,670,569
Eric A. Wulf	$31,348	$23,599	$43,403	$1,158	$288,671
John T. McGrath	$23,870	–	$442,932	$709,145	$4,859,619
John P. Rooney	$157,477	–	$(20,281)	$2,602,190	–

(1)	Contributions represent the deferred portion of each NEO’s base salary and bonus amounts. The amounts in this column are included in the columns of the Summary Compensation Table from which the deferrals were made (for example, salary deferrals are reported in the “Salary” column).

(2)	The amounts shown in this column are reported in the “All Other Compensation” column of the Summary Compensation Table. Messrs. McGrath and Rooney were ineligible for a Company contribution due to the termination of their employment in 2021.

(3)	The reported amount includes $382,033 that was transferred in August 2021 from the nonqualified deferred compensation plan account that had been maintained by Graham Packaging for Mr. King.

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EXECUTIVE EMPLOYMENT ARRANGEMENTS

We have employment agreements with Messrs. King, Ragen, Levenda and Wulf, and we previously had employment agreements with Messrs. McGrath and Rooney before their employment terminated. These agreements generally provide for at-will employment and include the NEO’s base salary, an indication of eligibility for AIP and LTIP grants and certain other benefits. We do not have an employment agreement with Mr. Owenby, because, following the execution of the employment agreement with Mr. King, the Compensation Committee has determined not to authorize our entry into an employment agreement with any other employees, including newly hired executive officers. These employment agreements are summarized in the table below and the following narrative.

Executive	Base Salary (1)	AIP Target (1) (2)	LTIP Target (1) (2)	Severance (1)
Michael J. King	$1,200,000	125%	250%

● 12 months’ base salary plus prorated target AIP award upon a termination without “cause,” which in this table is defined in the applicable employment agreement.

●  24 months’ base salary plus prorated target AIP award if there is a qualifying termination after a “Sale of Business,” which in this table is defined in the applicable employment agreement. (3)

●  12 months of COBRA continuation coverage, or a lump-sum cash payment equal to the premiums in lieu of such coverage.

Michael J. Ragen	$980,000	65%	80%

●  12 months’ base salary plus prorated target AIP award upon a termination without “cause.”

●  24 months’ base salary plus target AIP award if there is a qualifying termination after a “Sale of Business.” (3)

●  12 months of COBRA continuation coverage, or a lump-sum cash payment equal to the premiums in lieu of such coverage.

Douglas E. Owenby (4)	$580,000	65%	75% (5)	● Forgiveness of our right to recoup $120,000 cash signing bonus if employment terminated other than voluntarily by executive or by us for “cause.”
Timothy A. Levenda	$800,000	70%	100%

●  12 months’ base salary plus prorated target AIP award upon a termination without “cause.”

●  24 months’ base salary plus target AIP award if there is a qualifying termination after a “Sale of Business.” (3)

●  12 months of COBRA continuation coverage, or a lump-sum cash payment equal to the premiums in lieu of such coverage.

Eric A. Wulf	$525,000	65%	85%

●  12 months’ base salary upon a termination without “cause.”

●   24 months’ base salary plus prorated target AIP award if there is a qualifying termination after a “Sale of Business.” (3)

●  12 months of COBRA continuation coverage, or a lump-sum cash payment equal to the premiums in lieu of such coverage.

John T. McGrath (6)	$1,600,000	120%	200%

●  12 months’ base salary plus target AIP award upon a termination without “cause.”

●  24 months’ base salary plus target AIP award if there is a qualifying termination after a “Sale of Business.” (3)

●  12 months of COBRA continuation coverage, or a lump-sum cash payment equal to the premiums in lieu of such coverage.

John P. Rooney (7)	$1,600,000	125%	100%

●  12 months’ base salary upon a termination without “cause.”

●  24 months’ base salary plus prorated target AIP award if there is a qualifying termination after a “Sale of Business.” (3)

●  12 months of COBRA continuation coverage, or a lump-sum cash payment equal to the premiums in lieu of such coverage.

(1)	As of December 31, 2021, or the end of the NEO’s employment with us, whichever is earlier.

(2)	As a percentage of base salary.

(3)	Increased severance is provided if, within 12 months after a “Sale of Business,” as defined in the applicable employment agreement, the executive is terminated without “cause,” as defined in the applicable employment agreement, or he resigns following a material reduction in his remuneration or scope of duties. These terminations are referred to as “qualifying terminations” in this table. Severance would be paid in equal installments over the applicable severance period.

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(4)	Mr. Owenby’s employment began in September 2021. He is not party to an employment agreement.

(5)	Mr. Owenby was not eligible to receive an LTIP award in 2021; as a result, this target award amount applies to LTIP grants beginning in 2022.

(6)	Mr. McGrath retired in March 2021. If he had continued his employment through December 31, 2021 (or June 30, 2022, if his term had been extended by us), he would have also been eligible for severance in the amount of $1,575,000, paid in equal installments over a 12-month period if he resigned or retired. See “Separation Agreements” below for a description of the benefits to which Mr. McGrath was entitled in connection with his retirement in March 2021.

(7)	Mr. Rooney’s employment terminated in June 2021. See “Separation Agreements” below for a description of the benefits to which Mr. Rooney was entitled in connection with the termination of his employment.

Michael J. King

For 2021, Mr. King, from March 5, 2021 our President and CEO, had an annual base salary of $1,200,000 and was eligible for a target AIP award of 125% of his base salary and a target LTIP award of 250% of his base salary.

We entered into an employment agreement with Mr. King as of March 5, 2021, which we refer to as the King Employment Agreement. Pursuant to the King Employment Agreement, in addition to participating in our AIP and LTIP programs, Mr. King was also granted 125,549 RSUs vesting annually over four years and is eligible to participate in our employee health and welfare and vacation policies to the extent he met the eligibility requirements. Mr. King was also required to comply with our standard restrictive covenant agreement, as described below.

Please see “Potential Payments upon Termination, Change in Control or Certain Other Events” below for more information on the King Employment Agreement.

Michael J. Ragen, Timothy A. Levenda and Eric A. Wulf

For 2021, Mr. Ragen, our CFO, had an annual base salary of $980,000 and was eligible for a target AIP award of 65% of his base salary and a target LTIP award of 80% of his base salary; Mr. Levenda, the President of our Foodservice segment, had an annual base salary of $800,000 and was eligible for a target AIP award of 70% of his base salary and a target LTIP award of 100% of his base salary; and Mr. Wulf, the President of our Food Merchandising segment, had an annual base salary of $525,000 and was eligible for a target AIP award of 65% of his base salary and a target LTIP award of 85% of his base salary.

We entered into an employment agreement with Mr. Ragen as of July 8, 2019, which we refer to as the Ragen Employment Agreement; with Mr. Levenda as of July 31, 2019, which we refer to as the Levenda Employment Agreement; and with Mr. Wulf as of July 8, 2019, which we refer to as the Wulf Employment Agreement. Pursuant to their employment agreements, in addition to participating in our AIP and LTIP programs, Messrs. Ragen, Levenda and Wulf are eligible to participate in our employee health and welfare and vacation policies to the extent they meet the eligibility requirements. They are also required to comply with our standard restrictive covenant agreement, as described below.

Please see “Potential Payments upon Termination, Change in Control or Certain Other Events” below for more information on the Ragen Employment Agreement, the Levenda Employment Agreement and the Wulf Employment Agreement.

John T. McGrath

For 2021, Mr. McGrath, until March 4, 2021 our President and CEO, had an annual base salary of $1,600,000 and was eligible for a target AIP award of 120% of his base salary and a target LTIP award of 200% of his base salary.

We entered into an amended and restated employment agreement with Mr. McGrath as of July 8, 2019, which we refer to as the McGrath Employment Agreement. Pursuant to the McGrath Employment Agreement, in addition to participating in our AIP and LTIP programs, Mr. McGrath was eligible to participate in our employee health and welfare and vacation policies to the extent he met the eligibility requirements. Mr. McGrath was also required to comply with our standard restrictive covenant agreement, as described below.

Please see “Potential Payments upon Termination, Change in Control or Certain Other Events” below for more information on the McGrath Employment Agreement.

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John P. Rooney

For 2021, Mr. Rooney, until June 30, 2021 the President of our Beverage Merchandising segment, had an annual base salary of $1,600,000 and was eligible for a target AIP award of 125% of his base salary and a target LTIP award of 100% of his base salary.

We entered into an amended and restated employment agreement with Mr. Rooney as of February 20, 2017, which we refer to as the Rooney Employment Agreement. Pursuant to the Rooney Employment Agreement, in addition to participating in our AIP and LTIP programs, Mr. Rooney was eligible to participate in our employee health and welfare and vacation policies to the extent he met the eligibility requirements.

Please see “Potential Payments upon Termination, Change in Control or Certain Other Events” below for more information on the Rooney Employment Agreement.

Restrictive Covenant Agreements

As discussed above, each of the employment agreements with our NEOs to which we are party, which we collectively refer to as the Employment Agreements, other than the Rooney Employment Agreement, requires the executive counterparty to enter into a restrictive covenant agreement that, among other things, contains a perpetual confidentiality covenant and non-competition and non-solicitation covenants that apply during the executive’s employment and for one year after the termination thereof for any reason. The Rooney Employment Agreement contains a perpetual confidentiality covenant and non-competition and non-solicitation covenants that apply during his employment and for one year after the termination thereof for any reason.

Separation Agreements

John T. McGrath

Mr. McGrath retired on March 4, 2021. In connection with his retirement, Mr. McGrath entered into two agreements with us, a Retirement Agreement and a Consulting and Restrictive Covenants Agreement. Under the Retirement Agreement, which contains a customary release of claims against us and requires Mr. McGrath to be bound by the applicable restrictive covenants set forth in the Consulting Agreement, Mr. McGrath was entitled to: (i) any amounts still owed to him under a transaction bonus agreement entered into with us before the IPO; (ii) continued vesting of his outstanding and unvested RSUs (which had an aggregate grant-date fair value of $3,200,000); (iii) an additional payment of $341,666 per calendar month for the 12-month period from March 6, 2021 through March 5, 2022, as additional consideration for accepting the restrictive covenants set forth in the Consulting Agreement; and (iv) eligibility to receive COBRA premiums for a period of up to one year. Under the Consulting Agreement, Mr. McGrath agreed to serve as a consultant from March 6, 2021 through March 5, 2022. For his services as a consultant, we paid Mr. McGrath a consulting fee of $83,333 per calendar month during the consulting period. In addition, Mr. McGrath agreed to be subject to certain restrictive covenants, including non-competition and non-solicitation covenants, during the consulting period and for an additional 24 months after the last day of the consulting period.

John P. Rooney

Mr. Rooney’s employment terminated on June 30, 2021. In connection with his departure, Mr. Rooney entered into a Separation Agreement with us. Pursuant to that agreement, which includes a customary release of claims in our favor, Mr. Rooney is entitled to: (i) severance of $87,500 per calendar month for 24 months; (ii) a payment for his vacation accrual for 2021 (less any vacation taken in 2021) plus additional vacation benefits payable in lump-sum of $96,000 under an Evergreen program for certain long-tenured employees; (iii) COBRA continuation premium payments at the active employee rate for up to 12 months; and (iv) the continued vesting of RSUs awarded in 2020.

The receipt of Mr. Rooney’s severance benefits was contingent on his agreeing to restrictive covenants, including non-competition and non-solicitation covenants during the 24-month period following his termination; and a perpetual confidentiality covenant.

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Potential Payments Upon Termination, Change in Control or Other Events

The terms of the Employment Agreements as they relate to potential payments upon termination, change in control and certain other events are generally the same, except as noted below. Except as noted, the description below applies to each Employment Agreement, and refers to Messrs. King, Ragen, Levenda, Wulf, McGrath and Rooney as the “Executive.”

As noted earlier, Mr. Owenby was not party to an employment agreement with us, and the employment of Messrs. McGrath and Rooney with us terminated in March 2021 and June 2021, respectively. The description below relates to the McGrath Employment Agreement and the Rooney Employment Agreement as they were in effect on the last day of the applicable Executive’s employment. The following summary is qualified in its entirety by reference to the Employment Agreements and the Equity Incentive Plan.

Employment Agreements

Termination Without Cause: Under the Employment Agreements, if we terminate the Executive’s employment with us for a reason other than cause (as defined in the Employment Agreement and summarized below) and the termination occurs before a change of control (which is defined in the Employment Agreement using the term “sale of business” as is summarized below), then he will receive (i) payment of an amount equal to his annual base salary in 12 equal monthly installments during the 12 months after the separation date; (ii) payment of his target AIP award for the year of termination, prorated through the date of termination, also in 12 equal monthly installments during the 12 months after the separation date, except in the case of the McGrath Employment Agreement, in which case the target AIP award will not be prorated, and the Rooney Employment Agreement and the Wulf Employment Agreement, in which case no amounts are payable under this clause (ii); and (iii) continued coverage by our health plan in effect from time to time for 12 months after the separation date, except that we may elect to pay the Employee a lump-sum cash payment equal to the total monthly premiums that would have been paid by us for the Executive under the health plan if providing the coverage would violate the terms of our health plan or applicable law.

Termination Following Sale of Business: If we terminate the Executive’s employment with us for a reason other than cause, or if the Executive’s position is materially reduced in remuneration or scope of duties and the Executive terminates his employment, in each case within 12 months of the closing of a sale of business, then he will receive (i) payment of an amount equal to twice his annual base salary in 24 equal monthly installments during the 24 months after the separation date; (ii) payment of his target AIP award for the year of termination (which, in the case of the King Employment Agreement, the Rooney Employment Agreement and the Wulf Employment Agreement, will be prorated through the date of termination), also in 24 equal monthly installments during the 24 months after the separation date; and (iii) continued coverage by our health plan in effect from time to time for 12 months after the separation date, except that we may elect to pay the Employee a lump-sum cash payment equal to the total monthly premiums that would have been paid by us for the Executive under the health plan if providing the coverage would violate the terms of our health plan or applicable law

Death or Disability: No severance is payable under the Employment Agreements in the event of termination of the Executive’s employment with us due to death or disability.

Conditions for Payment: The payment of severance to an Executive under his Employment Agreements as described above is subject to his signing a release of claims agreement with us (which, in the case of the Wulf Employment Agreement, will also include a release by us in the Executive’s favor, and in the case of the King Employment Agreement will also contain non-defamation and non-disparagement covenants applicable to Mr. King) and his continued compliance with the restrictive covenant agreement to which he is party (or, in the case of the Rooney Employment Agreement, the restrictive covenants contained in the Rooney Employment Agreement). If the Executive breaches the restrictive covenant agreement to which he is party, his right to any further severance will immediately terminate, and a breach may be waived only by us in writing.

Equity Incentive Plan and Award Agreements

The Equity Incentive Plan provides that, in the event of a change in control (as defined in the Equity Incentive Plan and summarized below), all outstanding awards under the Equity Incentive Plan will immediately vest and settle, and any performance criteria to which the awards are subject will be deemed to be satisfied at target.

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Under the award agreements under the Equity Incentive Plan for RSUs issued in 2021, if the Executive dies or retires (as defined in the Equity Incentive Plan and summarized below) before the award fully vests, but after the Executive has been employed by us for at least 12 months after the grant date, then (subject to the Executive signing a customary release of claims in our favor, in the case of termination of service due to retirement) a pro rata portion of the next tranche of the award to vest will be accelerated, based on a fraction, the numerator of which is the number of full months during such vesting period that the Executive was employed, and the denominator of which is 12.

Under the award agreements under the Equity Incentive Plan for PSUs issued in 2021, if the Executive dies or retires (as defined in the Equity Incentive Plan and summarized below) before the award fully vests, but after the Executive has been employed by us for at least 12 months after the grant date, then (subject to the Executive signing a customary release of claims in our favor, in the case of termination of service due to retirement) a pro rata portion of the award will be accelerated, based on a fraction, the numerator of which is the number of full months during the vesting period that the Executive was employed, and the denominator of which is 36, with the number of shares for which each PSU is settled being determined based on the likely level of achievement of the PSUs’ performance condition, as determined by the Compensation Committee in its sole discretion.

Definitions

As used in this section, “cause” means, in the good faith determination of the CEO (except in the case of the King Employment Agreement, in which case such determination is by the Company or the Board), that the Executive has engaged in conduct consisting of (i) in the case of the King Employment Agreement, fraud, conviction of a crime or other willful or intentional misconduct related to his duties; (ii) in the case of Employment Agreements other than the King Employment Agreement, dishonesty or other serious misconduct related to his duties; or (iii) willful and continual failure (unless due to incapacity resulting from mental or physical illness) to perform his employment duties after written demand for substantial performance is delivered to him by us specifically identifying the manner in which he has not substantially performed his duties (and, in the case of the King Employment Agreement and the Wulf Employment Agreement, provided that the Executive has not cured such failure after 30 days).

As used in this section, “sale of business” means the sale or other disposition of (i) in the case of Employment Agreements other than the Rooney Employment Agreement, more than 50% of our equity interests (or, in the case of Employment Agreements other than the King Employment Agreement, those of our direct or indirect parent) to a non-affiliated party or (ii) more than 50% of the business or assets that, as of the most recent year end, generated more than 50% of our EBITDA (as determined in good faith by our CEO, or, in the case of the King Employment Agreement, by the Board, based on our financial statements), but a disposition as a result of lender foreclosure on assets or pursuant to a bankruptcy or judicially administered reorganization is not a sale of business.

As used in the Equity Incentive Plan, “change in control” means the occurrence of any one or more of the following events: (i) a direct or indirect change in control of us effected through one or more transactions within a 12-month period whereby any person other than we, directly or indirectly, acquires or maintains beneficial ownership of our securities constituting more than 50% of the total combined voting power of our securities issued and outstanding immediately after the acquisition, (ii) at any time during a period of 24 consecutive months, individuals who at the beginning of the period constitute the Board cease for any reason to constitute a majority of the Board, but any new member of the Board whose nomination was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose nomination was so approved, will be considered as though he or she were a member of the Board at the beginning of the period, but excluding any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, (iii) the consummation of a merger of us or any of our subsidiaries with any other entity, other than a merger that would result in our voting securities issued and outstanding immediately before such merger continuing to represent (either by remaining issued and outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least 50% of the combined voting power and total fair market value of our securities or those of the surviving entity or parent issued and outstanding immediately after such merger or (iv) the consummation of any sale, lease, exchange or other transfer to any person other than one of our affiliates in one or more transactions within a 12-month period, of all or substantially all of the assets of us and our subsidiaries.

As used in the Equity Incentive Plan and the award agreements thereunder, “retirement” means, with respect to any participant, his or her voluntary termination of service on or after the earliest to occur of (i) the date on which he or she attains age 62, (ii) the date on which he or she attains age 55 and has completed 10 years of service with us or an affiliate or predecessor or (iii) his or her age plus years of service with us or an affiliate or predecessor totals at least 70.

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Table of Estimated Payments

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the NEOs serving as of the end of 2021 under our employment arrangements in effect at that time. Payments and benefits are estimated assuming that the triggering event took place on the last trading day of 2021 (December 31, 2021) and the price per share of our common stock is the closing price of our common stock on that date of $12.68. There can be no assurances that a triggering event would produce the same or similar results as those estimated below if it occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

	Potential Payments Upon
Name	Termination Without Cause Without Change in Control	Change in Control (1)	Qualifying Termination Within 12 Months After a Sale of Business (2)	Death or Retirement (3)
Michael J. King
Cash (4)	$2,441,096	–	$3,641,096	–
Acceleration of Equity Vesting (5)	–	$3,979,910	–	–
Other Benefits (6)	$14,139	–	$14,139	–
Total Benefits	$2,455,235	$3,979,910	$3,655,235	–
Michael J. Ragen
Cash (4)	$1,617,000	–	$2,597,000	–
Acceleration of Equity Vesting (5)	–	$1,189,549	–	$36,984
Other Benefits (6)	$14,139	–	$14,139	–
Total Benefits	$1,631,139	$1,189,549	$2,611,139	$36,984
Douglas E. Owenby
Cash	–	–	–	–
Acceleration of Equity Vesting (5)	–	$1,034,143	–	–
Other Benefits (7)	$120,000	–	$120,000	$120,000
Total Benefits	$120,000	$1,034,143	$120,000	$120,000
Timothy A. Levenda
Cash (4)	$1,360,000	–	$2,160,000	–
Acceleration of Equity Vesting (5)	–	$1,179,494	–	$30,248
Other Benefits (6)	$14,037	–	$14,037	–
Total Benefits	$1,374,037	$1,179,494	$2,174,037	$30,248
Eric A. Wulf
Cash (4)	$525,000	–	$1,391,250	–
Acceleration of Equity Vesting (5)	–	$665,003	–	$17,492
Other Benefits (6)	$4,777	–	$4,777	–
Total Benefits	$529,777	$665,003	$1,396,027	$17,492

(1)	Amounts reported in this column are amounts payable upon the consummation of a “change in control” (as defined in the Equity Incentive Plan) without regard to whether a termination without cause or a resignation for good reason contemporaneously or later occurs.

(2)	Qualifying termination means a termination without cause or a resignation for good reason under each Executive’s Employment Agreement. Amounts reported in this column are amounts payable in addition to those reported in the “Change in Control” column if the “change in control” (as defined in the Equity Incentive Plan) qualifies as a “sale of business” (as defined in the applicable Employment Agreement) and the Executive experiences a termination without cause or a resignation for good reason contemporaneously with, or within 12 months after, the consummation of such sale of business.

(3)	Amounts reported in this column constitute accelerated vesting under our equity award agreements as described above. Due to the 12-month post-grant service requirement for eligibility for this accelerated vesting, only the RSU grants made to Messrs. Ragen, Levenda and Wulf on September 21, 2020 are subject to acceleration upon death or retirement on December 31, 2021.

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(4)	Under their employment agreements, in connection with a termination without cause, the NEOs would have received severance payments equivalent to 12 months’ base salary. Additionally, Messrs. King, Ragen and Levenda would receive their prorated target annual incentive bonus (which, in the case of Mr. King, would be further prorated based on his days of service during 2021, such that his target annual bonus would be $1,241,096 rather than $1,500,000). If a termination without cause or resignation for good reason occurs within 12 months after a “sale of business,” the NEOs would have received severance payments equivalent to 24 months’ base salary. Additionally, Messrs. Ragen, and Levenda would receive their target annual incentive bonus and Messrs. King and Wulf would receive their prorated target annual incentive bonus (which, in the case of Mr. King, would be further prorated as described earlier in this footnote (4)). Severance is paid in equal installments over the applicable severance period.

(5)	Amounts reported in this row reflect the aggregate value of our equity awards accelerated in connection with a change in control under the Equity Incentive Plan or in connection with death or retirement under an applicable award agreement. For unvested RSUs, the aggregate value is determined by multiplying the number of such RSUs as of December 31, 2021 by $12.68, the closing price of our common stock on the last trading day of 2021 (December 31, 2021). For unvested PSUs, the aggregate value is determined by multiplying the number of such PSUs by $12.68 (i.e., assuming a settlement of such PSUs for shares of common stock at a “target” level).

(6)	Amounts reported in this row reflect the estimated cost of continuing health insurance coverage (i.e., assuming that we elect not to make a lump-sum payment in lieu of providing continuing coverage).

(7)	As noted above, Mr. Owenby is not party to an employment agreement with us. However, pursuant to his offer letter from us, he would be required to repay his $120,000 signing bonus in full if he voluntarily terminates his employment or is terminated for “cause” (as defined in the offer letter and summarized in this footnote) within one year of his date of hire, and he would be required to repay $60,000 of his signing bonus if he voluntarily terminates his employment or is terminated for cause in the following year. These obligations are forgiven in the event of a termination without cause or an involuntary termination of employment (for example, in the case of death). For purposes of this footnote, “cause” means Mr. Owenby’s violation of our policies and procedures, his abandonment of his position, his neglect or willful misconduct in the performance of his duties, an intentional omission or misrepresentation in his employment application or any action or inaction that causes or could cause harm to us or our people, assets or brands.

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to the Equity Incentive Plan, our only equity compensation plan, as of December 31, 2021:

Plan	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by shareholders (2)	2,042,463 (3)	–	6,800,811
Equity compensation plans not approved by shareholders	–	–	–
Total	2,042,463	–	6,800,811

(1)	We have not issued options, and the RSUs and PSUs disclosed in this table do not have exercise prices.

(2)	The Equity Incentive Plan contains an evergreen provision, pursuant to which the Board may increase the number of shares of common stock available for issuance thereunder on the first day of each year by an amount equal to the lesser of (i) 1% of our issued and outstanding shares of common stock on December 31 of the immediately preceding year or (ii) such other number of shares of common stock as determined by the Board in its discretion. The Board has not invoked this provision since the adoption of the Equity Incentive Plan.

(3)	Reflects 1,533,498 shares of common stock subject to RSUs that entitle each holder to one share of common stock for each RSU that vests over the holder’s period of continued service to us, and up to 508,965 shares of common stock that would be issuable to the holders of PSUs upon vesting in connection with the achievement of the maximum performance condition. As discussed in greater detail in the CD&A, the PSUs did not achieve the threshold performance condition, and therefore no shares will be issuable pursuant to these PSUs.

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CEO PAY RATIO

This section contains a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our chief executive officer to the median of the annual total compensation of our other employees for 2021.

During 2021, we had two principal executive officers, Messrs. King and McGrath. As permitted by the SEC’s disclosure rules, we calculated the annual total compensation for our principal executive officer by annualizing the compensation reported in the Summary Compensation Table included in this proxy statement for Mr. King, our principal executive officer as of December 31, 2021, as follows:

Compensation Component	Value from SCT	Annualized Value	Explanation
Salary	$950,000	$1,200,000	Annualized based on Mr. King’s annual base salary during 2021.
Bonus	$448,000	$448,000	Not annualized, as this bonus award was determined without regard to Mr. King’s partial service, as more fully described in the CD&A.
Stock Award	$5,050,217	$5,050,217	Not annualized, as this grant includes both Mr. King’s sign-on grant and his full, annual LTIP award for 2021.
All Other Compensation	$55,874	$65,999	Annualized all elements other than the 401(k) matching grant, which was the maximum annual grant.
Total	$6,504,091	$6,764,216	–

Based on these calculations, the 2021 annual total compensation of our principal executive officer was $6,764,216. The 2021 annual total compensation of our median compensated employee other than Mr. King was $52,411. Based on this information, for 2021, the ratio of the annual total compensation of Mr. King to the median of the annual total compensation of all other employees was 129 to 1.

Less than five percent of the aggregate number of our worldwide employees are located outside of the United States of America, the United Mexican States, Canada, the Republic of El Salvador and the Republic of Korea. Therefore, we excluded employees located in all other countries in determining our median compensated employee, comprising at December 31, 2021 approximately 208 in the People’s Republic of China, 181 in Hungary, 147 in the Kingdom of Spain, 80 in the Republic of China, 58 in the Kingdom of Bahrain, 53 in the Arab Republic of Egypt, four in the United Kingdom of Great Britain and Northern Ireland, three in the Kingdom of Thailand, two in Malaysia and two in the Federal Republic of Germany. The total number of our U.S. and non-U.S. employees as of December 31, 2021, irrespective of any exemption, was 16,225, and the total number of our U.S. and non-U.S. employees used for our de minimis calculation as explained in this paragraph was 15,487.

To identify our median compensated employee (other than Mr. King), as our consistently-applied compensation measure, we used annual gross wages from our payroll records for 2021, which we annualized in the case of all permanent employees who were employed for less than the full year. For employees located in Canada, Mexico and the Republic of Korea, we converted wages paid in local currency to U.S. dollars based on the exchange rate announced by the Board of Governors of the Federal Reserve System on December 30, 2021, the last business day of that year. Our employees in El Salvador are paid in U.S. dollars. We did not make a cost of living adjustment in identifying our median employee. We also excluded employees who had no compensation in 2021 (for example, employees on leave who received no wages). We then selected the median employee from this list, after excluding Mr. King, and calculated annual total compensation of the median employee according to the methodology used to report the annual compensation of our named executive officers in the Summary Compensation Table.

The pay ratio disclosed above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2021 to which we have been, are or will be a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial owners of more than 5% of our voting securities, or affiliates or immediate family members of any of our directors, executive officers or beneficial owners of more than 5% of our voting securities, had or will have a direct or indirect material interest.

Supply, Warehousing and Freight Arrangements

Our indirect, wholly-owned subsidiary Pactiv LLC has entered into supply arrangements with RCP to continue to purchase products from and sell products to each other, primarily aluminum foil, aluminum foil containers and tableware products. RCP is one of our affiliates, by virtue of its common ownership by PFL. These agreements are currently scheduled to expire on December 31, 2024. RCP charged us $110.3 million, and we charged RCP $343.4 million under these arrangements during 2021.

Pactiv LLC and RCP have also entered into a warehousing and freight services agreement pursuant to which Pactiv LLC will store certain of RCP’s finished goods in its warehouses and provide certain freight services. The term of the warehousing services under the agreement varies by location. The term of the freight services under the agreement expires on various dates, with a final termination date of December 31, 2024. We charged RCP $19.2 million under this agreement during 2021.

Transition Services Agreements with RCP and Graham Packaging

We have entered into Transition Services Agreements, or TSAs, with RCP and Graham Packaging. Like RCP, Graham Packaging is one of our affiliates, by virtue of its common ownership by PFL. Additionally, Mr. King serves on the Board of Directors of Graham Packaging.

●	Under the TSA with RCP, we provided certain administrative and support services to RCP, including information technology services; accounting, treasury, financial reporting and transaction support; human resources; procurement; tax, internal audit, legal, regulatory and trade compliance related services; and other corporate services. These services were consistent with administrative services we provided to RCP before its IPO, and the charges were at forecasted cost or current cost-plus margin. In addition, RCP provided certain services to us, consistent with services it provided before its IPO, which were also charged at current cost-plus margin. The term of this TSA expired in February 2022, although certain of the services terminated before that date. In 2021, we charged RCP $7.1 million, and RCP charged us $1.2 million under this TSA.

●	On December 1, 2021, our indirect, wholly-owned subsidiary Pactiv Evergreen Services Inc. entered into an Information Technology Services Agreement with RCP pursuant to which it provides IT services to RCP in substantially the same manner as it did under the now-expired TSA at a predetermined hourly rate. The term of this agreement will continue until we no longer purchase or manage RCP products under our supply and warehousing and freight agreements with RCP described above, or until the agreement is earlier terminated in accordance with its terms.

●	Under the TSA with Graham Packaging, we continue to provide certain administrative services to Graham Packaging which are charged at forecasted cost or current cost-plus margin, including information technology services; accounting, treasury, financial reporting and transaction support services; human resources services; procurement services; tax, internal audit, legal, regulatory and trade compliance services; and other corporate services. In addition, Graham Packaging provides certain services to us, consistent with services provided by Graham to us before our IPO, which are charged at agreed hourly rates or at current cost-plus margin. The term of this TSA is currently scheduled to expire on August 24, 2022, although certain of the services terminated before that date. In 2021, we charged Graham Packaging $3.7 million under this TSA. Graham Packaging did not charge us under this TSA during 2021.

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IT License Usage Agreements

On August 4, 2020, we entered into an IT License Usage Agreement with Rank and Graham Packaging, pursuant to which we continue to receive usage rights under certain IT-related license and contractual arrangements held by certain of our affiliates; and provide usage rights to certain of our affiliates under certain IT-related license and contractual arrangements we hold, each in consideration for pass-through costs for consumption or license maintenance based on each party’s proportionate use of these IT licenses or services. Rank is one of our affiliates, by virtue of its common ownership by Mr. Hart. In addition, Mr. Hugli serves as the Chief Financial Officer and a member of the Board of Directors of Rank. The IT License Usage Agreement continues in relation to each license or contract until the earliest of: (i) termination of the relevant license or contract; (ii) the providing party ceases to qualify for usage rights as an affiliate of the relevant license holder or contract counterparty; and (iii) the effective date that either party terminates the arrangement by written notice no less than six months before the next anniversary of the commencement date of the relevant IT-related license or contractual arrangement (such termination to be effective on the next anniversary of the commencement date). In 2021, we received less than $0.1 million under this agreement. Similarly, on August 31, 2021, our indirect, wholly-owned subsidiary Pactiv Evergreen Services Inc. entered into an IT License Usage Agreement with Rank and RCP, with identical terms in all material respects to the agreement with Rank and Graham Packaging described in the foregoing paragraph. In 2021, we did not receive any amounts under this agreement.

Leases

RCP leases its corporate headquarters in Lake Forest, Illinois from Pactiv LLC. It occupies approximately 102,000 square feet at market rent with a term of 10 years, which began on January 1, 2020, with two five-year renewal options. RCP also leases at market rent approximately 26,000 square feet in our Canandaigua, New York facility from Pactiv LLC for certain research and development activities. The Canandaigua lease began on January 1, 2020 and has a term of five years, but RCP may terminate the lease on six months’ notice. In 2021, we charged RCP $2.6 million under these leases.

Tax Matters Agreements

Allocation of Taxes

We entered into a Tax Matters Agreement with RCP in connection with its distribution from our consolidated group. We also entered into a Tax Matters Agreement with Graham Packaging in connection with its distribution. These tax matters agreements govern the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, payment of taxes due, the control of audits and other tax proceedings and other matters regarding taxes. None of the parties’ obligations under the tax matters agreements are limited in amount or subject to any cap. At December 31, 2021, we recognized a receivable of $9.1 million under the tax matters agreement with Graham Packaging, and no amounts were payable under the tax matters agreement with RCP for 2021.

Preservation of the Tax-Free Status of the RCP and Graham Packaging Distributions

Pursuant to the tax matters agreements described above, each of RCP and Graham Packaging have agreed to certain covenants that contain restrictions intended to preserve the tax-free status of the respective distributions. RCP and Graham Packaging may take certain actions otherwise prohibited by these covenants if they obtain and provide to us a ruling from the IRS or an opinion from a tax advisor recognized as an expert in federal income tax and acceptable to us, in each case, to the effect that the proposed action should not jeopardize the tax-free status of the applicable distribution, or if we consent to waive such requirements. Under the agreements, RCP and Graham Packaging are generally required to indemnify us against taxes incurred with respect to the applicable distribution that arise as a result of, among other things, a breach of any representation made under the agreement, including those provided in connection with an opinion of tax counsel; or RCP or Graham Packaging, as applicable, taking or failing to take, as the case may be, certain actions, in each case, that result in the distribution failing to meet the requirements for tax-free treatment under the Internal Revenue Code. These rights to indemnification apply even if RCP or Graham Packaging, as applicable, is permitted to take an action that would otherwise have been prohibited under the tax-related covenants because it obtained an opinion, IRS ruling or our consent. No indemnification claims were made under these agreements during 2021.

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Transition Services Agreement with Rank

On September 21, 2020, we entered into a Transition Services Agreement with Rank pursuant to which Rank, upon our request, continues to provide certain administrative and support services to us, including financial reporting, consulting and compliance services, insurance and IT handover services, tax consulting services, treasury, human resources, administrative, relationship support and compensation management services, M&A transaction support services and legal and corporate secretarial support and related services for up to 24 months, to be charged at an agreed hourly rate plus any third-party costs. We also provide certain support services to Rank, including IT support, human resources and administrative support services and office space to a small number of Rank’s North American employees, and legal support for a period of up to 27 months. These services are consistent with the services provided by us to Rank before our IPO and are charged at an agreed hourly rate plus any third-party costs. In addition, we provide, at Rank’s request, certain historical tax and financial information to enable Rank to prepare certain of its tax and financial reports as well as legal support services. We paid Rank $0.1 million under this agreement in 2021.

Indemnification Agreement

We have entered into an agreement with Rank Treasury Limited, formerly Beverage Packaging Holdings I, which we refer to as RTL and which at the time of the agreement was a wholly-owned subsidiary and now is an affiliate by virtue of its common ownership by Mr. Hart, to indemnify it for certain losses that it may suffer in connection with a guarantee of a property lease to a third-party landlord as part of our divestment of a business. There were no charges under this agreement in 2021.

Investment Advisory Agreement

On September 21, 2020, we entered into an Investment Advisory Agreement with our Pension Plans Investment Committee and RTL, for RTL to provide advisory services to the committee with respect to the assets of certain of our pension plans. The fee for services is based on the total employment cost of RTL’s employees providing the advisory services, plus reasonable third-party expenses. The agreement will continue until terminated by any party on written notice. In 2021, RTL charged us $1.8 million under this agreement.

Insurance Sharing Agreement

On September 21, 2020, we entered into an Insurance Sharing Agreement with Rank pursuant to which we agreed to an annual process to participate in certain insurance policies arranged by Rank and certain other of its affiliates. The only amounts payable by us to Rank under this agreement are our share of the premiums for the policies in which we participate and related service fees, to the extent that we have not paid them directly to the insurer. The agreement terminates if we elect no longer to participate in Rank’s insurance as of the next renewal or if we cease to be an affiliate of Rank. In 2021, we paid certain premiums and fees under this agreement directly to Aon Risk Services Australia Limited, our insurance broker, of which Aon paid $10.8 million to Rank Captive Insurance LLC, an affiliate of ours by virtue of its common ownership by Mr. Hart, which used those funds to purchase certain insurance coverages from third parties for provision to certain of our subsidiaries.

Policies and Procedures for Related Person Transactions

The Board has adopted a written policy with respect to related person transactions. This policy governs the review, approval and ratification of covered related person transactions. The Audit Committee of the Board oversees and manages this policy.

For purposes of this policy, a “related person transaction” is a financial transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) involving us and in which any related person has or will have a direct or indirect interest. Further, under this policy, certain types of transactions are deemed not to create or involve a material interest on the part of the related person and therefore not to require approval or ratification under the policy, including transactions not exceeding $120,000 in value. For purposes of determining whether a transaction is a related person transaction, the Audit Committee relies upon Item 404 of Regulation S-K promulgated under the Exchange Act. The policy is available at https://investors.pactivevergreen.com under the caption “Governance” (but is not hereby incorporated herein by reference).

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AUDIT COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Pactiv Evergreen under the Securities Act or the Exchange Act.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board. The Audit Committee’s functions are more fully described in its charter, which is available on our website at https:// investors.pactivevergreen.com (but which is not hereby incorporated by reference). Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Pactiv Evergreen’s audited financial statements as of and for the year ended December 31, 2021.

The Audit Committee has discussed with PwC, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the Audit Committee has discussed with PwC their independence, and has received from PwC the written disclosures and the letter required by the applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence. Finally, the Audit Committee discussed with PwC, with and without management present, the scope and results of PwC’s audit of Pactiv Evergreen’s audited financial statements as of and for the year ended December 31, 2021.

Based on these reviews and discussions, the Audit Committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for fiscal year 2021 for filing with the SEC. The Audit Committee also has engaged PwC as our independent registered public accounting firm for fiscal year 2022 and is seeking ratification of such selection by the shareholders.

The Audit Committee

Felicia D. Thornton, Chairperson

LeighAnne G. Baker

Rolf Stangl

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PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board consists of seven seats, with one vacancy, and our Nominating Committee recommended, and our Board unanimously approved, the nomination of only six persons, Michael J. King, LeighAnne G. Baker, Duncan J. Hawkesby, Allen P. Hugli, Rolf Stangl and Felicia D. Thornton for election to the Board at the Annual Meeting. There were no nominee recommendations from any shareholder submitted in accordance with our bylaws or Rule 14a-8 under the Exchange Act. Therefore, after the election, there will remain a vacancy on the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each of the nominees is currently a director. When elected, the nominees will serve as directors until our annual meeting of shareholders in 2023 and until a successor is qualified and elected or until his or her earlier resignation or removal. Please see “Executive Officers, Directors and Corporate Governance” for information concerning the nominees.

Proxies solicited by the Board will be voted in favor of the nominees listed above. We know of no reason why the nominees would not be available for election or, if elected, would be unable to serve. While we do not anticipate that any of the nominees will be unable to serve, if any should be unable to serve, the proxy holders reserve the right to substitute another person designated by the Board. Proxies cannot be voted for a greater number of individuals than the number of nominees.

Each director is elected by a plurality of the voting power of the shares present virtually or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Abstentions and broker non-votes will have no effect on the outcome of the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE

“FOR” ALL OF THE PROPOSED DIRECTOR NOMINEES LISTED.

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PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Background

After consideration of the firm’s qualifications and past performance, the Audit Committee has appointed PricewaterhouseCoopers LLP, which we refer to as PwC, as our independent registered public accounting firm for 2022.

PwC was initially engaged as our independent registered public accounting firm for 2009. The Audit Committee has again selected PwC as our independent registered public accounting firm for 2022, and believes that doing so is in the best interest of us and our shareholders. Under the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder, the Audit Committee is solely responsible for the selection, appointment, compensation and oversight of the work of our independent registered public accounting firm. Although submission of the appointment of an independent registered public accounting firm to shareholders for ratification is not required by law, the Board considers the appointment of our independent registered public accounting firm to be an important matter of shareholder concern and is submitting the appointment of PwC for ratification by our shareholders as a matter of good corporate practice. A representative of PwC is expected to be present at the Annual Meeting with the opportunity to make a statement if he so desires and to be available to respond to appropriate questions.

The Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year, notwithstanding the results of any vote and despite the fact that it has already appointed PwC, if it believes that a change in our independent registered public accounting firm would be in our best interests and those of our shareholders. If our shareholders do not ratify this appointment, the Audit Committee may consider whether it should appoint another independent registered public accounting firm.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees

The following table summarizes the aggregate fees billed by PwC for 2021 and, for comparison purposes, the aggregate fees billed by PwC for 2020. The Audit Committee approved all of the fees described below.

	Year Ended December 31,
	2021	2020
Audit Fees	$6,836,000	$14,750,000
Audit-Related Fees	$451,000	$2,290,000
Tax Fees	$9,000	$13,000
All Other Fees	$10,000	$10,000
Total Fees	$7,306,000	$17,063,000

Audit Fees

Audit fees include professional services rendered by PwC for the audit of our annual financial statements and, in 2021, an audit of the effectiveness of internal control over financial reporting and quarterly reviews of financial statements included in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. This category also includes fees for assistance with complex accounting transactions, fees for audits provided in connection with subsidiaries and statutory filings or services that generally only the principal auditor can reasonably provide to a client and consents and assistance with and review of documents filed with the SEC. In particular, audit fees for 2021 included non-recurring fees of approximately $1 million associated with first-year Sarbanes-Oxley procedures and related to our acquisition of Fabri-Kal.

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Audit-Related Fees

Audit-related fees consist of amounts for assurance and related services for expanded audit procedures, including due diligence assistance, opening and closing balance sheet audits and reporting consultations for recent accounting pronouncements to be adopted.

Tax Fees

Tax fees include original and amended tax returns, studies supporting tax return amounts as may be required by Internal Revenue Service regulations, claims for refunds, assistance with tax audits and other work directly affecting or supporting the payment of taxes, planning, research and advice supporting our efforts to maximize the tax efficiency of our operations.

All Other Fees

All other fees are fees for products or services other than those in the above three categories. In 2021 and 2020, this included subscription fees to our independent auditors’ research and disclosure checklist tools.

Pre-Approval Policy

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of our independent auditors, and its charter requires it to pre-approve the audit services and non-audit services (including their fees and terms) to be provided by the Company’s independent auditor pursuant to pre-approval policies and procedures established by the Audit Committee.

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PROPOSAL THREE:

NON-BINDING PROPOSAL TO APPROVE THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS IN 2021

We are providing our shareholders the opportunity to cast an advisory (non-binding) vote to approve the compensation of our NEOs in 2021 as disclosed in this Proxy Statement pursuant to Section 14A of the Exchange Act.

This proposal, commonly known as a “say-on-pay” vote, gives our shareholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation or any specific NEO, but rather the overall compensation of all of our NEOs and our executive compensation philosophy, objectives and program, as described in this Proxy Statement.

At our last annual meeting, shareholders approved an advisory vote to hold such say-on-pay votes annually, and we expect to continue to hold such votes annually. As described in the CD&A, we have designed the compensation arrangements for our NEOs to provide compensation in overall amounts and in forms that attract and retain talented and experienced individuals and motivate our executive officers to deliver strong financial performance and create superior long-term value for our customers, employees and shareholders. Accordingly, the Board and Compensation Committee recommend that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers of Pactiv Evergreen Inc. for 2021, as disclosed in the CD&A, the compensation tables and the narrative discussion contained in this Proxy Statement.”

Because your vote is advisory, it will not be binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee will carefully review the voting results. To the extent there is any significant negative vote on this proposal, we may consult directly with shareholders to better understand the concerns that influenced the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE

TO APPROVE THE NON-BINDING ADVISORY PROPOSAL APPROVING

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IN 2021

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OTHER MATTERS

The Board is not aware of any other matters to be presented for action at the Annual Meeting. However, if other matters properly come before the Annual Meeting, or any adjournment or postponement thereof, the persons voting the proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors

Chandra J. Mitchell

Corporate Secretary

Pactiv Evergreen Inc.

Lake Forest, Illinois

April 27, 2022

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ANNEX A

RECONCILIATION OF ADJUSTED EBITDA TO GAAP NET INCOME (LOSS)

This Proxy Statement contains information regarding Adjusted EBITDA from continuing operations, which we refer to simply as Adjusted EBITDA throughout this Proxy Statement. Adjusted EBITDA is a financial measure that is not calculated in accordance with generally accepted accounting principles in the United States, or GAAP. We define Adjusted EBITDA as net income (loss) from continuing operations calculated in accordance with GAAP, plus the sum of income tax expense, net interest expense, depreciation and amortization and further adjusted to exclude certain items, including but not limited to restructuring, asset impairment and other related charges, gains or losses on the sale of businesses and noncurrent assets, non-cash pension income or expense, operational process engineering-related consultancy costs, business acquisition costs and purchase accounting adjustments, unrealized gains or losses on derivatives, foreign exchange gains or losses on cash, executive transition charges, goodwill impairment charges, related party management fees and strategic review and transaction-related costs.

We have provided below a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure. Adjusted EBITDA should not be considered as an alternative to net income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP. In addition, our Adjusted EBITDA measure may not be comparable to similarly titled measures of other organizations as they may not calculate Adjusted EBITDA in the same manner that we do.

We present Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans, make strategic decisions and incentivize and reward our employees. Accordingly, we believe that Adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and Board. We also believe that using Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis because it excludes variations primarily caused by changes in the items noted above. In addition, our chief operating decision maker, who is our President and Chief Executive Officer, uses the Adjusted EBITDA of each reportable segment to evaluate the operating performance of those segments.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Instead, you should consider it alongside other financial performance measures, including our net income (loss) and other GAAP results. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those that are the subject of adjustments made in deriving Adjusted EBITDA, and you should not infer from our presentation of Adjusted EBITDA that our future results will not be affected by these expenses or any unusual or non-recurring items.

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The following table presents a reconciliation of net income (loss) to Adjusted EBITDA for each of the periods presented:

	For the Years Ended December 31,
(In millions)	2021	2020
Net income (loss) from continuing operations (GAAP)	$33	$(10)
Income tax benefit	(4)	(112)
Interest expense, net	191	371
Depreciation and amortization	344	289
Restructuring, asset impairment and other related charges (1)	9	28
Gain on sale of business and noncurrent assets (2)	–	(1)
Non-cash pension income (3)	(101)	(71)
Operational process engineering—related consultancy costs (4)	21	13
Business acquisition costs and purchase accounting adjustments (5)	15	–
Unrealized losses (gains) on derivatives (6)	7	(10)
Foreign exchange losses on cash (7)	2	15
Executive transition charges (8)	10	–
Goodwill impairment charges (9)	–	6
Related party management fee (10)	–	49
Strategic review and transaction-related costs (11)	–	47
Other	4	1
Adjusted EBITDA from continuing operations (Non-GAAP)	$531	$615

(1)	Reflects restructuring, asset impairment and other related charges (net of reversals) primarily associated with the closure of Beverage Merchandising’s coated groundwood operations, our corporate operations and the remaining closures businesses that are not reported within discontinued operations.

(2)	Reflects the gain from the sale of businesses and noncurrent assets.

(3)	Reflects the non-cash pension income related to our employee benefit plans.

(4)	Reflects the costs incurred to evaluate and improve the efficiencies of our manufacturing and distribution operations.

(5)	Reflects $3 million of acquisition costs related to Fabri-Kal and a $12 million inventory fair value step-up that was expensed within cost of sales during 2021.

(6)	Reflects the mark-to-market movements in our commodity derivatives.

(7)	Reflects foreign exchange losses on cash, primarily on U.S. dollar amounts held in non-U.S. dollar functional currency entities.

(8)	Reflects charges relating to key executive retirement and separation agreements during 2021.

(9)	Reflects goodwill impairment charges in respect of our remaining closures operations.

(10)	Reflects the related party management fee charged by Rank to us and the fee to terminate this arrangement upon our IPO. Following our IPO, we are no longer charged the related party management fee.

(11)	Reflects costs incurred for strategic reviews of our businesses, primarily in anticipation of and in connection with the IPO, as well as other costs related to our IPO, that cannot be offset against the proceeds of the IPO.

Pactiv Evergreen 2022 Proxy Statement	67

pactivevergreen.com

© 2022 Pactiv Evergreen Inc. All Rights Reserved.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Daylight Time on June 12, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PTVE2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Daylight Time on June 12, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D69371-P69966

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PACTIV EVERGREEN INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) LeighAnne G. Baker
02) Duncan J. Hawkesby
03) Allen P. Hugli
04) Michael J. King
05) Rolf Stangl
06) Felicia D. Thornton

The Board of Directors recommends you vote FOR Proposals 2 and 3:

	For	Against	Abstain
2. Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐
3. Advisory resolution approving the compensation of our named executive officers in 2021.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

You may attend the meeting and vote during the meeting when the polls are open via the Internet. We recommend, however, that you vote before the meeting even if you plan to participate in the meeting. When voting, have the information that is printed in the box marked by the arrow and follow instructions.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D69372-P69966

PACTIV EVERGREEN INC.
Annual Meeting of Stockholders
June 13, 2022 at 2:00 PM CDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michael J. King, Michael J. Ragen and Chandra J. Mitchell, or each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PACTIV EVERGREEN INC., that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM CDT on June 13, 2022, via a live webcast at www.virtualshareholdermeeting.com/PTVE2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Continued and to be signed on reverse side